UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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FERRO CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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FERRO CORPORATION 6060 PARKLAND BOULEVARD MAYFIELD HEIGHTS, OHIO 44124 USA TELEPHONE: (216) 641-8580 FACSIMILE: (216) 875-7266 WEBSITE: www.ferro.com

March 28, 2012

Dear Shareholder:

I cordially invite you to attend the 2012 Annual Meeting of Shareholders of Ferro Corporation, which will be held on Friday, April 27, 2012. The meeting will be held at the Cleveland Marriott East, 26300 Harvard Road, Warrensville Heights, Ohio, and will begin at 9:00 a.m. (Eastern Time). At the 2012 Annual Meeting, shareholders will (i) vote on the election of three Directors, (ii) vote on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, (iii) vote in a non-binding advisory capacity to approve our executive compensation, (iv) vote on a shareholder proposal, if properly presented at the Annual Meeting, and (v) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. The following Proxy Statement contains information about the Directors, a description of our corporate governance practices, information about our relationship with Deloitte & Touche LLP, a description of our executive compensation, a description of the shareholder proposal and other relevant information about our Company and the Annual Meeting.

Regardless of the number of shares you own, your participation is important. I urge you to vote as soon as possible by telephone, the Internet or mail, even if you plan to attend the meeting. You may revoke your proxy at any time before the meeting regardless of your voting method. If you choose, you may also vote your shares personally at the meeting. In any case, your vote is important.

I look forward to seeing you at the Annual Meeting.

Very truly yours,

JAMES F. KIRSCH
Chairman, President and Chief Executive Officer

Who is soliciting my proxy with this Proxy Statement?

The Board of Directors of Ferro is soliciting your proxy in connection with Ferro’s Annual Meeting of Shareholders.

Where and when will the meeting be held?

This year’s meeting will be held on April 27, 2012, at the Cleveland Marriott East, 26300 Harvard Road, Warrensville Heights, Ohio. The meeting will begin at 9:00 a.m. (Eastern Time). Parking is available in the hotel parking lot.

What will be voted on at the meeting?

At the meeting, shareholders will vote on the election of three Directors for terms ending in 2015, vote on the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2012, vote in a non-binding advisory capacity to approve the Company’s executive compensation, vote on a shareholder proposal, if properly presented at the Annual Meeting, and transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

What if I wish to attend the meeting?

If you wish to attend the meeting, you should so indicate on the enclosed attendance response card and return the card to Ferro. This will assist with meeting preparations and expedite your admission to the meeting.

Who is entitled to vote at the meeting?

The record date for this meeting is March 5, 2012. On that date, we had 86,566,037 shares of Common Stock (which have a par value of $1.00 per share) outstanding. Each of these shares will be entitled to one vote at the meeting.

How do I vote?

If you are a registered shareholder, you may cast your vote in person at the meeting or by any one of the following ways:

By Telephone:    You may call the toll-free number (1-800-652-8683) printed on your proxy card. Follow the simple instructions and use the personalized control number printed on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Telephone voting is available 24 hours a day. Telephone voting is available through 11:59 p.m. Eastern Time on April 26, 2012. If you vote by telephone, you do not need to return your proxy card.

Over the Internet:    You may visit the Web site (www.investorvote.com/FOE) printed on your proxy card. Follow the simple instructions and use the personalized control number printed on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Internet voting is available 24 hours a day. Internet voting is available through 11:59 p.m. Eastern Time on April 26, 2012. If you vote over the Internet, you do not need to return your proxy card.

By Mail:    You may mark, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope.

If you are a beneficial holder (your shares are held through your bank or broker), you will receive instructions on how to vote your shares with these proxy materials.

What if I change my mind before the meeting?

If you change your mind, you may revoke your proxy by giving us notice, either in writing before the meeting to: Secretary, Ferro Corporation, 6060 Parkland Boulevard, Mayfield Heights, Ohio 44124 USA or at the meeting itself. (If you do revoke your proxy during the meeting, it will not, of course, affect any vote that has already been taken.)

What if I submit a proxy without giving specific voting instructions?

If you properly submit a proxy without giving specific voting instructions, the individuals named as proxies on the proxy card will vote your shares:

o	FOR the election of the three nominees for Director named on page 3.

o	FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2012.

o	FOR the approval of the executive compensation of the Company’s named executive officers.

o	AGAINST the shareholder proposal.

o	In accordance with the best judgment of the individuals named as proxies on the proxy card on any other matters properly brought before the Annual Meeting.

Will my shares be voted if I do not provide my proxy?

If you are a registered shareholder and do not submit a proxy, you must attend the meeting in order to vote your shares.

If you hold shares through an account with a bank or broker, your shares may be voted even if you do not provide voting instructions to your bank or broker. Banks and brokers have the authority under the rules of the New York Stock Exchange, or NYSE, to vote shares for which their customers do not provide voting instructions on certain routine matters. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is considered a routine matter for which banks and brokers may vote without specific instructions from their customers. You must provide voting instructions to your bank or broker for your shares to be voted on all other matters presented at the Annual Meeting.

PROXY STATEMENT

This document is the Notice of Meeting and the Proxy Statement of the Board of Directors of Ferro Corporation (the “Board”) in connection with the Annual Meeting of Shareholders to be held on April 27, 2012, at 9:00 a.m. (Eastern Time).

PROPOSAL ONE: ELECTION OF DIRECTORS

At the Annual Meeting, shareholders will consider the election of three Directors for terms ending in 2015. The Directors are divided into three classes with each class having a minimum of three Directors. The Directors in each class are elected for terms of three years so that the term of office of one class of Directors expires at each Annual Meeting. The following pages contain information about Ferro’s Directors, including the nominees for re-election, the Directors whose terms will not expire at this meeting and the Director whose term expires at this meeting and will not stand for re-election, as well as an individual not yet a Director who has been nominated for election to the Board of Directors.*

Nominees for Election at this Annual Meeting

The current terms of office of Jennie S. Hwang, Ph.D. and James F. Kirsch will expire on the day of this Annual Meeting (as soon as they or their successors are elected). The Board has nominated both of these incumbents for re-election at this Annual Meeting. In addition, the Board has nominated Peter T. Kong for election at this Annual Meeting. Mr. Sharp, whose term expires on the day of this Annual Meeting, will not stand for re-election. Following is information about the three Directors nominated for election or re-election, as applicable, at this Annual Meeting:

JENNIE S. HWANG, Ph.D.
Age:	64
First Became a Ferro Director:	2001
Current Term Expires:	This Annual Meeting
Common Stock Owned:	36,925 shares
Common Stock Under Option:	28,000 shares
Committee Assignments:	Audit Committee Governance & Nomination Committee

Biographical Information:

Dr. Hwang has over 30 years of experience in materials, electronics, chemicals and coatings through her management and/or ownership of businesses. She has served as the President of H-Technologies Group since 1994, encompassing international business, worldwide manufacturing services, intellectual property management and joint ventures. Dr. Hwang is an invited guest columnist for Global Solar Technology magazine. Dr. Hwang was also the Chief Executive Officer of International Electronic Materials Corporation (a manufacturing company she founded, which was later acquired). Earlier in her career, Dr. Hwang held senior executive positions with Lockheed Martin Corp., SCM Corp. and The Sherwin-Williams Company.

Dr. Hwang holds a Ph.D. in engineering and M.S. degrees in liquid crystals and in chemistry. She has served as National President of the Surface Mount Technology Association and in other global leadership positions and is an international speaker and author of more than 300 publications and several textbooks on leading technologies and global market thrusts. Dr. Hwang has been elected to the National Academy of Engineering and International Hall of Fame (Women in Technology).

Dr. Hwang is a board member of Singapore Asahi Chemical Industries, Pte. Ltd. (a Singapore chemical company) and Case Western Reserve University and formerly served on the board of Second Bancorp, Inc.

*	For each of the Directors, the number of shares reported as “Common Stock Owned” is as of March 5, 2012, the record date for the Annual Meeting, and includes shares that the Director owns beneficially, deferred shares and deferred stock units that are converted to Common Stock after a one-year vesting period. The number of shares reported as “Common Stock Under Option” is as of March 5, 2012, and includes options that will be vested and exercisable as of May 4, 2012.

JAMES F. KIRSCH
Age:	54
First Became a Ferro Director:	2005
Current Term Expires:	This Annual Meeting
Common Stock Owned:	534,993 shares
Common Stock Under Option:	763,511 shares

Biographical Information:

Mr. Kirsch was elected Chairman of Ferro’s Board of Directors in December 2006. He was appointed Chief Executive Officer and a Director in November 2005. Mr. Kirsch joined Ferro in October 2004 as its President and Chief Operating Officer.

Prior to joining Ferro, Mr. Kirsch served as President of Premix Inc. and Quantum Composites, Inc., manufacturers of thermoset molding compounds, parts and sub-assemblies for the automotive, aerospace, electrical and HVAC industries. Prior to that, from 2002 through 2004, he served as President of Quantum Composites, Inc. From 2000 through 2002, he served as President and director of Ballard Generation Systems and Vice President for Ballard Power Systems in Burnaby, British Columbia, Canada.

Mr. Kirsch started his career with The Dow Chemical Company, where he spent 19 years and held various positions of increasing responsibility, including global business director of Propylene Oxide and Derivatives and Global Vice President of Electrochemicals.

Mr. Kirsch also serves as a director of Cliff Natural Resources Inc. (an international mining and natural resources company).

PETER T. KONG
Age:	61
Common Stock Owned:	0 shares
Common Stock Under Option:	0 shares

Biographical Information:

Mr. Kong is President of the Global Components business segment for Arrow Electronics, Inc., a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Prior to being named to his current position in May 2009, Mr. Kong served as President of Arrow’s Asia-Pacific components business, overseeing strategy and operations in 11 countries and territories in that region.

From 1998 to 2006, Mr. Kong served as President of Asia-Pacific Operations for Lear Corp., a global automotive supplier, where he developed and implemented the company’s Asia-Pacific growth strategy. From 1993 to 1998, he was President of MAPS International, Inc., a consulting firm specializing in business development, strategy planning and operations management. Earlier in his career, he held leadership roles with automotive systems supplier Magna International, Inc., as well as Domtar, Inc., and Esso Chemicals.

Mr. Kong holds a master’s degree in business administration from the University of Toronto, a master’s degree in chemical engineering from the University of Wisconsin and a bachelor’s degree in chemical engineering from Washington State University.

Dr. Hwang and Mr. Kirsch have each agreed to stand for re-election and Mr. Kong has agreed to stand for election. While we have no reason to believe that any of these nominees will be unable or unwilling to serve at the time of the Annual Meeting, in the unlikely event any of them does not stand for election or re-election, as applicable, the shares represented by proxy at the Annual Meeting may be voted for the election of a substitute nominee named by the Board.

Vote Required

The three nominees who receive the greatest number of votes cast by the shares present, in person or by proxy, and entitled to vote will be elected Directors. Abstentions and broker non-votes will not be considered as shares voted for or against the election of the nominees. If you return a proxy without giving specific voting instructions, then your shares will be voted for the election of Dr. Hwang and Messrs. Kirsch and Kong. If you own your shares through a bank or broker and do not provide specific voting instructions to the bank or broker or do not obtain a proxy to vote those shares, then your shares will not be voted in the election of Directors.

If the election of Directors is by cumulative voting (see page 53 below), the persons appointed by your proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment to elect as many of the Board nominees as possible.

Board Recommendation

The Board recommends that you vote “FOR” the election of Dr. Hwang and Messrs. Kirsch and Kong. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

Directors Continuing in Office

The following are the Directors who will continue in office after the Annual Meeting:

SANDRA AUSTIN
Age:	64
First Became a Ferro Director:	1994
Current Term Expires:	2014
Common Stock Owned:	57,309 shares
Common Stock Under Option:	28,000 shares
Committee Assignments:	Audit Committee Governance & Nomination Committee

Biographical Information:

Ms. Austin is a Managing Director with Alvarez and Marsal, a professional services firm. Ms. Austin joined the firm in January 2006. Prior to that, Ms. Austin was President and Chief Executive Officer of PhyServ, LLC, a health care billing, collections, receivables and information company.

Ms. Austin was appointed Senior Vice President and General Manager of the Medical/Surgical and Psychiatry Management Centers of University Hospitals of Cleveland in 1988. From 1990 to 1994, she served as Executive Vice President and Chief Operating Officer of The University of Chicago Hospitals. In 1994, she was appointed President of Caremark Clinical Management Services, a division of Caremark Rx, Inc. In 1995, Ms. Austin was named President of Caremark Physician Services, a division of Caremark, Inc., which provides physician practice management services. Between 1997 and 1999, Ms. Austin was President and Chief Executive Officer of Sedona Health Care Group, Inc. In 1999, she became President and Chief Executive Officer of PhyServ LLC and retired from that position in 2001, when the company was acquired.

Ms. Austin formerly served as a director of Gambro AB (a medical technology and healthcare company) and NCCI Holdings, Inc. (a workers’ compensation database management firm).

RICHARD C. BROWN
Age:	52
First Became a Ferro Director:	2009
Current Term Expires:	2013
Common Stock Owned:	24,200 shares
Common Stock Under Option:	0 shares
Committee Assignments:	Compensation Committee

Biographical Information:

Mr. Brown currently serves as the Chief Executive Officer of Performance Fibers, a global leader in high-performance industrial fibers and related materials. Mr. Brown has worked in chemical and chemical-related businesses for the majority of his career and has strong international experience. Prior to joining Performance Fibers, Mr. Brown was Vice President and President of the Performance Chemicals Business of W.R. Grace & Co. from 2005 until 2007. Prior to his position with W.R. Grace & Co., Mr. Brown spent 19 years at General Electric Company, where he served as the President & Global Business Unit Leader of GE Advanced Materials and Silicones from 2003 until 2005 and President and General Manager of General Electric Sealants and Adhesives from 1999 until 2003.

Mr. Brown also serves as a director of Kraton Polymers LLC, a leading producer of engineered polymers and styrenic block copolymers.

RICHARD J. HIPPLE
Age:	59
First Became a Ferro Director:	2007
Current Term Expires:	2014
Common Stock Owned:	34,800 shares
Common Stock Under Option:	0 shares
Committee Assignments:	Compensation Committee (Chair)

Biographical Information:

Mr. Hipple is the Chairman of the Board, President and Chief Executive Officer of Materion Corporation (formerly known as Brush Engineered Materials Inc.), a manufacturer of high-performance engineered materials. Mr. Hipple has served as Chairman of the Board and Chief Executive Officer of Materion since May 2006 and President of Materion since May 2005. Mr. Hipple was Vice President of Strip Products of Materion from July 2001 until May 2002, when he became President of Alloy Products of Materion.

Prior to joining Materion, Mr. Hipple was President of LTV Steel Company, a business unit of the LTV Corporation.

GREGORY E. HYLAND
Age:	61
First Became a Ferro Director:	2009
Current Term Expires:	2013
Common Stock Owned:	24,200 shares
Common Stock Under Option:	0 shares
Committee Assignments:	Compensation Committee Governance & Nomination Committee

Biographical Information:

Mr. Hyland has comprehensive operations, sales and international experience in multiple industries. Mr. Hyland currently serves as Chairman, President and Chief Executive Officer of Mueller Water Products, Inc. Prior to joining Mueller Water Products, Inc., Mr. Hyland served as Chairman, President and Chief Executive Officer of Walter Industries, Inc. from September 2005 until December 2006. Prior to that time, Mr. Hyland served as President, U.S. Fleet Management Solutions of Ryder System, Inc. from June 2005 to September 2005. He served as Executive Vice President, U.S. Fleet Management Solutions of Ryder from October 2004 to June 2005.

WILLIAM B. LAWRENCE
Age:	67
First Became a Ferro Director:	1999
Current Term Expires:	2014
Common Stock Owned:	47,170 shares
Common Stock Under Option:	28,000 shares
Committee Assignments:	Compensation Committee Governance & Nomination Committee (Chair)

Biographical Information:

Before the sale of TRW Inc. to Northrop Grumman in December 2002 and his retirement from TRW in February 2003, Mr. Lawrence served as TRW’s Executive Vice President, General Counsel & Secretary. TRW was a provider of advanced technology products and services for the global automotive, aerospace and information systems markets.

Mr. Lawrence first joined TRW in 1976 as counsel specializing in securities and finance. He held positions of increasing responsibility within the TRW law department until his appointment as TRW’s Executive Vice President of Planning, Development and Government Affairs in 1989 and a member of TRW’s Management Committee. In 1997, Mr. Lawrence was named to the additional position of Executive Vice President, General Counsel & Secretary.

Mr. Lawrence also serves as a director of Materion Corporation (formerly known as Brush Engineered Materials Inc.), a manufacturer of high-performance engineered materials.

TIMOTHY K. PISTELL
Age:	64
First Became a Ferro Director:	2010
Current Term Expires:	2014
Common Stock Owned:	22,200 shares
Common Stock Under Option:	0 shares
Committee Assignments:	Audit Committee

Biographical Information:

Mr. Pistell served as the Executive Vice President–Finance & Administration and Chief Financial Officer of Parker Hannifin Corporation, a leading diversified manufacturer of motion and control technologies and systems until his retirement on March 31, 2011. Mr. Pistell was appointed the Executive Vice President–Finance & Administration in April 2005 and has been Chief Financial Officer since April 2003. Prior to his appointment as Chief Financial Officer of Parker Hannifin, Mr. Pistell served as the company’s Vice President–Treasurer from July 1993 to April 2003.

RONALD P. VARGO
Age:	58
First Became a Ferro Director:	2009
Current Term Expires:	2013
Common Stock Owned:	29,200 shares
Common Stock Under Option:	0 shares
Committee Assignments:	Audit Committee (Chair) Compensation Committee

Biographical Information:

Mr. Vargo has extensive global experience in treasury, investor relations, business strategy, acquisitions and divestitures, finance, and operations in global corporations. Mr. Vargo served as Vice President and Chief Financial Officer of ICF International from April 2010 until May 2011. Prior to joining ICF International, Mr. Vargo served as the Executive Vice President and Chief Financial Officer of Electronic Data Systems (“EDS”) and served as a member of the EDS Executive Committee. Mr. Vargo joined EDS in 2004 as Vice President and Treasurer and was promoted to Co-Chief Financial Officer in March 2006. Before joining EDS, Mr. Vargo served as Corporate Treasurer and Vice President of Investor Relations at TRW Inc., now part of Northrop Grumman, until 2003.

Mr. Vargo also serves as a director of EPAM Systems, Inc. (a global IT services provider).

Retiring Director

Mr. Sharp’s term of office expires on the day of the Annual Meeting and he will not stand for re-election. The Corporate Governance Principles provide that, unless the Board specifically requests otherwise, a Director is expected to retire from the Board at the annual meeting following his or her 70th birthday. Mr. Sharp turned 70 prior to this Annual Meeting.

WILLIAM J. SHARP
Age:	70
First Became a Ferro Director:	1998
Current Term Expires:	This Annual Meeting
Common Stock Owned:	46,425 shares
Common Stock Under Option:	28,000 shares
Committee Assignments:	Governance & Nomination Committee

Biographical Information:

Mr. Sharp serves as a consultant to various private equity groups.

In 2001, Mr. Sharp retired as President of North American Tire for The Goodyear Tire & Rubber Company, a tire, engineered rubber products and chemicals manufacturer.

Mr. Sharp began his career with Goodyear in 1964. Following various assignments in the United States and abroad, he was named Director of European Tire Production in 1984. He was appointed Vice President of Tire Manufacturing in 1987 and later Executive Vice President of Product Supply in 1991. In 1992, he became President and General Manager of Goodyear’s European Regional Operations. He was elected President of Goodyear Global Support Operations in 1996 and served as President of North American Tire of Goodyear from 1998 until his retirement in 2001.

Mr. Sharp is also a director of Xingda International Holdings Limited (a Chinese tire component supplier), Exceed Company Ltd. (a designer and distributor of footwear, apparel and accessories), China Zenix Auto International Limited (a designer, developer, manufacturer and seller of commercial vehicle wheels), Theotino, Inc. (a specialty IT outsourcing company dedicated to servicing small and medium enterprises worldwide) and Acquity Group (an ecommerce and digital marketing company).

Board Meetings and Attendance

During 2011, the Board met 7 times and each Director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served. In accordance with Ferro’s Corporate Governance Guidelines, the Directors are encouraged to attend the Annual Meeting of Shareholders. All of the Directors who were in office at the time attended the 2011 Annual Meeting held on April 29, 2011.

CORPORATE GOVERNANCE

Corporate Governance

The Board of Directors and management believe that good corporate governance enhances investor confidence in Ferro and increases shareholder value. The continued development and implementation of best practices in Ferro’s corporate governance structure is fundamental to Ferro’s strategy to enhance performance by creating an environment that increases operational efficiency and ensures long-term productivity and growth. Sound corporate governance practices also advance shareholder interests by promoting fairness, transparency and accountability in the business activities of employees, management and the Board. Representative steps Ferro has taken to fulfill this commitment include, among others:

o	The Board has long followed, both formally and informally, corporate governance principles designed to assure that the Board, through its membership, composition and committee structure, is able to provide informed, competent and independent oversight of the Company;

o	All members of the Audit Committee, Compensation Committee and Governance & Nomination Committee are independent under Ferro’s Guidelines for Determining Director Independence, which meet or exceed the independence standards set forth by the New York Stock Exchange (“NYSE”);

o	The non-management members of the Board, all of whom are independent, meet regularly without the presence of management;

o	All Directors, officers and employees are responsible for complying with Ferro’s policies on business conduct and ethics;

o	The charters for the committees of the Board clearly establish each committee’s respective roles and responsibilities;

o	Ferro has a hotline available to all employees and our Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls and auditing matters to encourage employees to report questionable activities to the legal department and Audit Committee;

o	Ferro’s internal audit function maintains critical oversight over key areas of Ferro’s business and financial processes and controls, and reports directly to the Audit Committee;

o	Ferro’s independent registered public accountants report directly to the Audit Committee; and

o	Ferro has established procedures for shareholders to communicate directly and confidentially with the Lead Director or the non-management Directors.

Corporate Governance Principles

The Board has adopted Corporate Governance Principles. These Corporate Governance Principles, which may be found on Ferro’s Web site (www.ferro.com), are intended to assure that Ferro’s Director qualifications, committee structure and overall Board processes provide good corporate governance and independent oversight of the Company’s management.

Director Independence

The Board has also adopted formal Guidelines for Determining Director Independence, which are available on Ferro’s Web site (www.ferro.com). The purpose of these Guidelines is to assist the Board in its evaluation of and determination as to the independence of members of the Board. The Guidelines meet or exceed in all respects the standards set forth in section 303A of the NYSE listing standards, and the Board has determined that all Directors and Director nominees, other than Mr. Kirsch, qualify as “independent” under such standards.

Board Committees

The Board of Directors has three committees, which are the Audit Committee, the Compensation Committee and the Governance & Nomination Committee.

Audit Committee

The Audit Committee assists the Board with oversight of the integrity of Ferro’s financial statements, compliance with legal and regulatory requirements relating to Ferro’s financial reports, Ferro’s independent registered public accounting firm’s qualifications, independence, and performance, the performance of the internal audit and risk management functions, compliance with legal and ethical policies and accounting practices and systems of internal controls. The Audit Committee is not, however, responsible for conducting audits, preparing financial statements or the accuracy of any financial statements or filings, all of which remain the responsibility of management and the Company’s independent registered public accounting firm. The Audit Committee’s charter may be found on Ferro’s Web site (www.ferro.com).

Ms. Austin, Dr. Hwang and Messrs. Pistell and Vargo served on the Audit Committee throughout 2011, with Mr. Vargo serving as the Chair. Each member of the Audit Committee is “independent” as required under section 301 of the Sarbanes-Oxley Act of 2002, as well as under the standards contained in section 303A of the NYSE’s listing standards and the Company’s Guidelines for Determining Director Independence. The Board has designated Mr. Vargo as the Audit Committee’s named financial expert, as defined in section 407 of the Sarbanes-Oxley Act and the Securities and Exchange Commission’s (the “SEC”) rules under that statute. (Mr. Vargo’s biography is on page 9 above.) Each member of the Audit Committee has the requisite financial literacy required under section 303A of the NYSE listing standards to serve on the Audit Committee.

The Audit Committee met 7 times in 2011. The Audit Committee’s report is on page 47 below.

Compensation Committee

The Compensation Committee is responsible for recommending policies for compensation of Directors and setting the compensation of the Senior Management Committee, which is comprised of the Company’s executive officers. The Compensation Committee also oversees management’s administration of the other significant employee compensation and benefit plans. The Compensation Committee’s charter may be found on Ferro’s Web site (www.ferro.com).

Messrs. Brown, Hipple, Hyland, Lawrence and Vargo served on the Compensation Committee throughout 2011, with Mr. Hipple serving as the Chair. All members of this Committee meet the “independence” standards contained in section 303A of the NYSE’s listing standards and the Company’s Guidelines for Determining Director Independence.

The Compensation Committee met 4 times in 2011. The Compensation Committee’s report is on page 29 below.

The Compensation Committee retained Pay Governance LLC (“Pay Governance”) to serve as its compensation consultant until July 2011. In July 2011, the Compensation Committee retained Exequity LLP (“Exequity” and together with Pay Governance, the “Compensation Consultants”) to serve as its compensation consultant. The Compensation Consultants assisted with the design of pay plans and with reviewing the effectiveness and competitiveness of the Company’s compensation programs. The Compensation Consultants each provided the Compensation Committee and management with market data on the compensation programs of peer companies. To ensure that the Compensation Consultants’ consulting services remain independent and objective, the Compensation Committee and the Compensation Consultants took the following steps: (i) each Compensation Consultant reported directly to the Compensation Committee Chair; (ii) at least annually, the Compensation Committee conducts a review of the Compensation Consultant’s performance; and (iii) neither of the Compensation Consultants’ fees were linked to the size of the Company’s executive compensation programs.

The Chief Executive Officer (“CEO”) and Vice President, Human Resources make recommendations regarding compensation of the Senior Management Committee (other than for the CEO) based on competitive market data, internal pay equity, responsibilities and performance. The Compensation Committee makes all final determinations regarding executive compensation, including salary, bonus targets, equity awards and related performance goals. From time to time, the Compensation Committee delegates to the CEO and Vice President, Human Resources authority to carry out certain administrative duties regarding the compensation programs, including grants of equity awards to non-executive employees and new hires. For more information on how executive compensation decisions are made, see the “Executive Compensation Discussion & Analysis” section beginning on page 19 below.

Governance & Nomination Committee

The Governance & Nomination Committee is responsible for recommending to the Board corporate governance principles, overseeing adherence to the corporate governance principles adopted by the Board, recommending to the Board criteria and qualifications for new Board members, recommending to the Board nominees for election as Directors and recommending to the Board the composition and chairs of each committee. The Governance & Nomination Committee’s charter may be found on Ferro’s website (www.ferro.com).

Ms. Austin, Dr. Hwang and Messrs. Hyland, Lawrence and Sharp served on the Governance & Nomination Committee throughout 2011, with Mr. Lawrence serving as the Chair. All members of this Committee meet the “independence” standards contained in section 303A of the NYSE’s listing standards and the Company’s Guidelines for Determining Director Independence.

The Governance & Nomination Committee met 4 times in 2011.

In its role as the nominating body for the Board, the Governance & Nomination Committee reviews the credentials of potential Director candidates (including potential candidates recommended by shareholders), conducts interviews and makes formal recommendations to the Board for the annual and any interim election of Directors. In making its recommendations, pursuant to the Company’s Corporate Governance Principles, the Governance & Nomination Committee considers a variety of factors, including skills, independence, background, experience, diversity and compatibility with existing Board members. The Governance & Nomination Committee may also consider such other factors as it deems appropriate in the best interests of the Company and its shareholders. The Governance & Nomination Committee does not have a policy exclusively focused on the consideration of diversity; however, diversity is one of the factors that the Governance & Nomination Committee considers when identifying potential Director candidates and making recommendations to the Board.

The Governance & Nomination Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. If any Board member is of retirement age or does not wish to continue in service or if the Governance & Nomination Committee or the Board decides not to nominate a member for re-election, then the Committee identifies the desired skills and experience in light of the criteria outlined above. The Governance & Nomination Committee then considers potential Director candidates that may be recommended by the Board, senior management, shareholders and consultants. During February 2012, the Governance & Nomination Committee also retained a third party search firm to assist in the identification of Director candidates. The third party search firm identified Mr. Kong as a Director candidate.

The Governance & Nomination Committee considered each Director’s leadership experience, specific industry or manufacturing experience and familiarity with global operations. The Directors hold or have held executive officer positions in organizations that have provided them experience in operations, management, risk management and leadership development. The Board and the Governance & Nomination Committee believe that these skills and qualifications combined with each Director’s diverse background and ability to work in a positive and collegial fashion benefit Ferro and Ferro’s shareholders by creating a strong and effective Board. Set forth below are qualifications with respect to each member of the Board:

Mr. Kirsch brings to the Board an extensive understanding of Ferro’s business and has experience working as a senior officer for major organizations with international operations. As the Chief Executive Officer since 2005 and the Chairman of the Board since 2006, Mr. Kirsch has played an integral role in shaping Ferro’s strategic direction.

Mr. Brown’s distinguished career in chemical and chemical-related businesses and strong international experience adds to the Board relevant knowledge for Ferro’s future success. In addition, Mr. Brown has demonstrated leadership experience and currently serves as the chief executive officer of an industrial fibers company and a member of the board of another publicly traded company.

Ms. Austin has experience serving in several senior management positions in both the public and private sector and is currently a managing director of Alvarez and Marsal, a professional services firm. In addition, Ms. Austin has served as a director of the Company since 1994 and has extensive knowledge of the Company’s industry and its strategic challenges.

Mr. Hipple has leadership and management experience with a business that produces and supplies high performance engineered materials globally. Mr. Hipple currently serves as chairman of the board, chief executive officer and president of a publicly-traded company and provides the board with insight and experience leading a public company comparable in size and with international sales.

Dr. Hwang has over three decades of international business experience in materials, electronics, manufacturing, technology, chemicals and coatings through her management and/or ownership of businesses. She has served in a number of senior management positions, including president and chief executive officer. Her knowledge of the materials industries and experience in manufacturing infrastructure offers a broad perspective on the industries in which Ferro participates. In addition, she has served on international advisory boards and the boards of both public and private companies and non-profit organizations.

Mr. Hyland has comprehensive operations, sales and international experience in multiple industries, which will benefit the Company’s diverse business units. In addition, Mr. Hyland currently serves as the chairman, chief executive officer and president of another publicly traded company.

Mr. Kong brings to the Board extensive international business and operations experience, including a deep understanding of the Asian and international business environment. He has comprehensive experience in business development, distribution, and operations management, including with businesses in the chemicals, automotive and electronic industries. Mr. Kong has served in a number of senior management positions in global companies and currently oversees a publicly-traded company’s components business.

Mr. Lawrence has experience with legal compliance, risk assessment, government relations and business development in global automotive, aerospace and information systems markets. Mr. Lawrence served as secretary and general counsel of a Fortune 500 company and has extensive experience dealing with corporate governance issues. In addition, Mr. Lawrence also serves as a member of the board of another publicly traded company.

Mr. Pistell has extensive experience in corporate finance, treasury, international business and diversified manufacturing. In addition, Mr. Pistell has served in a number of senior management positions in accounting and finance including as the chief financial officer of a publicly traded company.

Mr. Sharp has extensive experience in international operations. He served in several senior management positions in the United States and abroad, which provides the Board with global perspective. In addition, Mr. Sharp serves as a member of the boards of directors of both public and private international companies.

Mr. Vargo has extensive experience in treasury, investor relations, business strategy, acquisitions and divestitures, finance and operations in global corporations. In addition, Mr. Vargo has served in several senior management positions at other publicly traded companies and as the chief financial officer of two publicly traded companies.

The Governance & Nomination Committee will consider candidates for Director who are recommended by shareholders in accordance with the advance notice provisions in the Company’s Code of Regulations. Shareholder recommendations must be submitted in writing to: Secretary, Ferro Corporation, 6060 Parkland Boulevard, Mayfield Heights, Ohio 44124 USA not less than 90 nor more than 120 calendar days prior to the first anniversary of the date of the preceding year’s annual meeting of shareholders. The recommendation notice should include the information required by the Company’s Code of Regulations, including, but not limited to, (a) certain biographical and share ownership information concerning the nominee and the shareholder proponent, (b) a description of any arrangements between the shareholder proponent (and certain affiliates) and any other person or entity with respect to the nomination, including the nominee, and (c) a written consent of the nominee to serve as a director of the Company, if elected, and a representation regarding the nominee’s voting commitments or actions as a director, as well as that the nominee will comply with the Company’s corporate governance and other policies, principles and guidelines. Ferro may also require a candidate to furnish additional information regarding his or her eligibility and qualifications.

Board Leadership Structure

Ferro’s board leadership structure is comprised of a combined CEO and Chairman of the Board of Directors and a Lead Director. Currently, Mr. Kirsch serves as the CEO and Chairman of the Board of Directors. Ferro believes that a combined CEO and Chairman of the Board role is appropriate because it provides an efficient and effective leadership structure for Ferro and ensures that the Board of Directors’ agenda and Ferro’s strategic objectives and challenges are aligned, that the Board of Directors is presented with information required for it to fulfill its responsibilities and that Board of Directors’ meetings are as productive and effective as possible.

Ferro’s non-management Directors, all of whom are independent, meet at regularly scheduled executive sessions several times each year. These meetings are chaired by a Lead Director selected from among the committee Chairs. Mr. Hipple, the Chair of the Compensation Committee, currently serves as the Lead Director. Neither the CEO nor any other member of management attends these meetings except in limited circumstances if requested by the Directors. Following each executive session, the Lead Director or the other non-management Directors shares with the CEO such observations, comments or concerns as the Lead Director and the other non-management Directors deem appropriate.

The independent Directors have access to Ferro management as they deem necessary or appropriate. In addition, the Chairs of the Audit Committee, Governance & Nomination Committee and Compensation Committee meet periodically with members of senior management.

Board’s Role in Risk Management Oversight

The Board oversees the Audit Committee, which has the primary role in risk management oversight. The Board receives periodic reports from the Audit Committee with respect to its discussions with management regarding Ferro’s guidelines and policies governing the assessment and management of risks, any major risk exposures and steps management has taken to monitor and control such exposures and Ferro’s use of certain financial instruments. Management uses an enterprise risk management process to identify, assess, manage and mitigate risks to the Company. Each of the CEO, the Chief Financial Officer (“CFO”), the Director of Internal Audit and the General Counsel of the Company periodically report to the Audit Committee with respect to risk management. In addition, each of the CFO and the Treasurer periodically report to the Audit Committee with respect to financial risk management and Ferro’s use of certain financial instruments. With respect to risk related to compensation matters, the Compensation Committee considers, in establishing and reviewing Ferro’s executive compensation program, whether the program encourages unnecessary or excessive risk-taking. The Compensation Committee periodically reports to the Board. Ferro’s Board leadership structure facilitates the effectiveness of the risk oversight process by having an experienced Chairman and CEO who has extensive knowledge of and experience with the risks that Ferro encounters.

Other Corporate Governance Measures

Finally, Ferro has adopted a series of policies dealing with business conduct and ethics. These policies apply to all Ferro Directors, officers and employees. A summary of these policies may be found on Ferro’s Web site (www.ferro.com), and the full text of the policies is available in print, free of charge, by writing to: Secretary, Ferro Corporation, 6060 Parkland Boulevard, Mayfield Heights, Ohio 44124 USA. The Audit Committee is responsible for the review and oversight of the Company’s ethical policies. The Audit Committee must approve any exception, amendment or waiver to these policies. In addition, a description of any exception, amendment or waiver to these policies with respect to the CEO, the CFO and the Company’s principal accounting officer, controller or persons performing similar functions will be posted on the Company’s Web site within four business days following the date of the exception, amendment or waiver. Ferro also maintains a hotline that allows employees throughout the world to report confidentially any detected violations of these legal and ethical conduct policies consistent with local legal requirements and subject to local legal limitations. In addition, the Governance & Nomination Committee is responsible for reviewing and approving any related party transaction. Any shareholder or other interested party who wishes to communicate directly and confidentially with the Lead Director or the non-management Directors as a group may contact the non-management Directors at the following Web site: www.ferrodirectors.com. The non-management Directors will handle such communications confidentially.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership by Directors and Executive Officers

Ferro encourages share ownership by its Directors and executive officers and has ownership guidelines as described in Executive Compensation Discussion & Analysis. The information below shows beneficial ownership of Ferro Common Stock by (i) each Director, (ii) each executive officer named in the Summary Compensation Table on page 31 above, and (iii) all Directors and current executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his or her shares of Common Stock. The information set forth below is as of March 5, 2012.

	Shares of Common Stock Owned Directly or Indirectly	Shares of Common Stock Underlying Options Exercisable Within 60 Days of Record Date	Total Shares of Common Stock	Percentage of Outstanding Common Stock
Sandra Austin(1)	45,309	28,000	73,309	*
Richard C. Brown(1)	12,200	0	12,200	*
Richard J. Hipple(1)	22,800	0	22,800	*
Jennie S. Hwang(1)	24,925	28,000	52,925	*
Gregory E. Hyland(1)	12,200	0	12,200	*
James F. Kirsch(2)	224,845	763,511	988,356	1.14%
William B. Lawrence(1)	35,170	28,000	63,170	*
Timothy K. Pistell(1)	10,200	0	10,200	*
William J. Sharp(1)	34,425	28,000	62,425	*
Ronald P. Vargo(1)	17,200	0	17,200	*
Officers Named in Summary Compensation Table
Thomas R. Miklich(2)	57,500	31,134	88,634	*
Michael J. Murry(2)	41,695	158,940	200,635	*
Peter T. Thomas(2)	40,370	126,200	166,570	*
Mark H. Duesenberg(2)	28,065	73,266	101,331	*
16 Directors and Executive Officers as a Group(3)	644,476	1,398,168	2,042,644	2.36%

*	Less than 1 percent.

(1)	Shares of Common Stock reported above does not include 12,000 deferred stock units awarded to each non-employee Director in February 2012, because no voting rights are conferred with the deferred stock units. The deferred stock units will be converted to Common Stock after a one-year vesting period, unless deferred into the Ferro Director Deferred Compensation Plan, and are subject to forfeiture if the recipient is no longer serving as a Director at the end of the deferral period except in the case of retirement, disability or death. Amounts reported include shares held on behalf of each Director under the Ferro Director Deferred Compensation Plan because the Directors have the ability to direct the voting of shares held in such plan.

(2)	Shares of Common Stock reported above include 108,500, 27,500, 24,000, 24,000 and 18,000 restricted shares of common stock awarded to Mr. Kirsch, Mr. Miklich, Mr. Murry, Mr. Thomas and Mr. Duesenberg, respectively, under the LTIP, but do not include (i) 88,626, 21,200, 21,200 and 16,800 restricted share units awarded to Mr. Kirsch, Mr. Murry, Mr. Thomas and Mr. Duesenberg, respectively; (ii) 221,522, 53,100, 53,100 and 42,100 performance share units awarded to Mr. Kirsch, Mr. Murry, Mr. Thomas and Mr. Duesenberg, respectively or (iii) 149,272 “phantom” shares held for the accounts of Mr. Kirsch, Mr. Miklich, Mr. Murry, Mr. Thomas and Mr. Duesenberg in the Supplemental 401(k) Plan. See Employment Agreements and Termination and Change in Control Payments on page 39.

(3)	Shares reported above include 218,000 restricted shares of common stock, but do not include 168,426 restricted share units awarded to the executive officers, 421,322 performance share units awarded to the executive officers, or 163,874 “phantom” shares held for the accounts of the executive officers in the Supplemental 401(k) Plan.

Stock Ownership by Other Major Shareholders

The following table sets forth information about each person known by us to be the beneficial owner of more than 5% of Ferro’s outstanding Common Stock or shares convertible into Common Stock.

Name and Address of Beneficial Owner	Nature and Amount of Beneficial Ownership (Shares of Common Stock)	Percentage of Outstanding Common Stock
Mario J. Gabelli and related entities(1) One Corporate Center Rye, New York 10017	10,093,399	11.66%
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	8,816,671	10.18%
Wellington Management Company, LLP(3) 280 Congress Street Boston, MA 02210	5,438,685	6.28%
AllianceBerstein LP(4) 1345 Avenue of the Americas New York, NY 10105	4,942,782	5.7%
Tocqueville Asset Management LP(5) 40 West 57th Street, 19th Floor New York, NY 10019	4,460,000	5.15%

(1)	We obtained the information regarding the share ownership of Mario Gabelli and related entities from the Form 13F filed February 10, 2012, by Gabelli Funds, LLC and the Form 13F filed February 10, 2012, by GAMCO Asset Management Inc., which reported sole voting power as to 10,093,399 shares of Common Stock and sole dispositive power as to 10,093,399 shares of Common Stock as of December 31, 2011.

(2)	We obtained the information regarding share ownership from the Schedule 13G/A filed January 10, 2012, by BlackRock, Inc., which reported sole voting power as to 8,816,671 shares of Common Stock and sole dispositive power as to 8,816,671 shares of Common Stock as of December 30, 2011.

(3)	We obtained the information regarding share ownership from the Schedule 13G filed February 14, 2012, by Wellington Management Company, LLP, which reported the shared voting power as to 1,943,260 shares of Common Stock and shared dispositive power as to 5,438,685 shares of Common Stock as of December 31, 2011.

(4)	We obtained the information regarding share ownership from the Schedule 13G filed February 13, 2012, by AllianceBerstein LP, which reported sole voting power as to 4,196,852 shares of Common Stock and sole dispositive power as to 4,942,782 shares of Common Stock as of December 31, 2011.

(5)	We obtained the information regarding share ownership from the Schedule 13G filed January 30, 2012, by Tocqueville Asset Management LP, which reported sole voting power as to 4,460,000 shares of Common Stock and sole dispositive power as to 4,460,000 shares of Common Stock as of December 31, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and Directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, Directors and greater than ten percent shareholders are required by SEC regulation to furnish Ferro with copies of all Section 16(a) forms they file.

To Ferro’s knowledge, based solely on review of the copies of such reports furnished to Ferro, during the fiscal year ended December 31, 2011, or with respect to such fiscal year, all Section 16(a) filing requirements were met.

EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS

Set forth below is a description of the process by which the Company, through its Compensation Committee, set the compensation of its Chief Executive Officer and other members of the Senior Management Committee for 2011. (The Senior Management Committee is comprised of the Company’s executive officers. See page 18 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.)

Executive Summary – 2011 Company Performance

During 2011, the Company’s net sales increased by 2.6% and reported net income improved, primarily as a result of reduced restructuring and impairment charges and lower losses on extinguishment of debt. Sales increased in all reporting segments except Electronic Materials. The lower Electronic Materials sales reflected a significant reduction in demand for conductive metal pastes from customers in the solar power market. Reduced sales of conductive pastes led to reduced gross profit margin and reduced operating profit margins on an adjusted basis, excluding special charges. Operating profit margin declined to 7.2% of sales excluding precious metals, compared with 11.1% in 2010 and 4.2% in 2009. The operating profit margins for all periods have been adjusted to exclude special charges.

The Compensation Committee considers the results of the advisory “say-on-pay” vote in connection with its determination of compensation policies and decisions. Last year, approximately 95% of shareholders voting on our say-on-pay proposal voted “for” our executive compensation for 2010. The Committee did not believe that this result suggested consideration of any significant changes to our compensation practices. The Committee did, however, decide to modify the long-term incentive grant portfolio awarded to executive officers in 2012 to a more performance-based mix of 50% performance shares, 30% stock options and 20% restricted share units.

Pay Implications of 2011 Performance

The Company’s compensation plans have been designed with strong linkage between the Company’s financial performance and the payouts made to executive officers. The Annual Incentive Plan (AIP) is structured to deliver incentive payouts at the 50th percentile of the competitive market for achievement of target performance levels. The financial AIP goals are established based on the budget in the annual operating plan approved by the Board of Directors and, for 2011, determined 80% of an executive’s bonus. For 2011, the financial goals for all executive officers were adjusted EBIT, adjusted gross margin percentage and cash conversion cycle, all measured at the Company level.

Primarily as a result of the decline in revenues from Electronic Materials and the resulting decline in operating profit margin, the Company’s financial performance in 2011 fell below the established threshold achievement level for the three financial goals under the AIP. Accordingly, no incentive payments were earned by executive officers or other plan participants based on the AIP financial goals for 2011. Annual cash compensation paid to executive officers was below market median, consistent with the plan design of delivering pay that is below median for performance that does not achieve targeted results.

Long-term incentive grants made to executive officers in 2011 were comprised of approximately 68% to 73% stock options, and approximately 27% to 32% restricted shares, targeted at the median of the competitive market. Consistent with the historical methodology, the average annual stock price for 2010 ($10.50) was used as a basis for determining the number of shares awarded. On the grant date of February 24, 2011, the stock price was $15.16 resulting in a higher reported award value in the Summary Compensation Table. The stock price declined significantly during 2011 to a year-end close price of $4.89. As a result, the realizable value of long-term compensation at year-end was significantly below the levels reported in the Summary Compensation Table.

In December of 2011, the Compensation Committee reviewed the long-term incentive grant mix for executive officers and the stock price methodology for determining the number of shares granted to again position the opportunity at market median. The Committee decided to adjust the long-term incentive grant portfolio to a more performance-based mix of 50% performance shares, 30% stock options and 20% restricted share units. Further reinforcing the relationship between pay and performance, the metric chosen for the performance share grants for the 2012-2014 period is the change in Ferro’s stock price (its total shareholder return) relative to the change in stock price for a selected group of peer companies. The Committee also decided that, for the February 23, 2012 grants (and future February annual award grants), the average stock price during the month of January would be used to determine the number of shares granted, more closely aligning the award values with the share price on the date of grant and the numbers reported in the Summary Compensation Table.

The Company’s pay for performance philosophy is also reinforced by the following:

o	Executive officers do not receive perquisites such as financial counseling, tax preparation, company cars, club memberships, personal use of company aircraft or other allowances.

o	Non-qualified plans do not provide for any premium or guaranteed investment returns.

o	Executive officers are subject to stock ownership guidelines.

o	Restricted shares granted to executive officers in 2011 vest three years from the date of grant and are then subject to an additional holding period of two years.

o	No executive officer is covered by an employment contract. A severance policy adopted in 2010 provides for payments consistent with market practices of peer companies.

o	Effective in 2010, change-in-control agreements covering new executives were amended to eliminate tax gross-up and modified single trigger provisions.

Compensation Philosophy and Objectives

The primary objectives of the Company’s executive compensation program are:

o	To provide a total compensation opportunity designed to attract, retain and align the efforts of an experienced and high-performing senior management team toward the achievement of the financial goals of the Company and growth in shareholder value;

o	To reward the achievement of specific annual and long-term financial goals and align the interests of executives with those of shareholders;

o

To target executive compensation levels for base salary, annual incentives and long-term incentive compensation at the 50th percentile of the competitive market, which includes Ferro’s peer companies and additional companies that participate in a similar industry and have comparable revenues, to ensure the Company’s ability to compete in the market for executive talent;

o	To target appropriate portions of long-term incentive compensation, when necessary, toward retention of our executive team; and

o	To ensure that compensation plans are designed with a strong “pay-for-performance” relationship and that the actual compensation paid to executives is aligned and correlated with financial performance results and changes in shareholder value.

Compensation Committee Oversight

The Compensation Committee of the Board (the “Committee”) is responsible for establishing, implementing and monitoring adherence to the Company’s compensation philosophy for the CEO and the other members of the Senior Management Committee. The Committee sets the compensation of the Company’s executive officers, recommends to the Board compensation for the Directors and committee Chairs and oversees management’s administration of the other significant employee compensation and benefit plans.

In carrying out its oversight responsibilities, the Committee is supported by external executive compensation consultants and management. The Committee has the sole authority to retain (and terminate) any consultants used to evaluate the Company’s executive management compensation.

The nature of this support is summarized below:

Role of External Compensation Consultants.    During 2011, the Committee initially retained Pay Governance LLC (“Pay Governance”). In late July, the Committee transitioned to Exequity LLP (“Exequity” and together with Pay Governance, the “Compensation Consultants”) as the Committee’s executive compensation consulting firm. Neither Pay Governance nor Exequity provided any other services to the Company during 2011.

The Compensation Consultants report directly to the Committee and provided expertise to management and the Committee on the design of appropriate pay plans, analysis of the effectiveness of existing plans and the market-competitiveness of base salary, annual incentive levels and long-term incentive awards. The Compensation Consultants also provided advice to management and the Committee on the competitive elements of the pay program for non-employee Directors.

In fulfilling this role, the Compensation Consultants provided the Committee with competitive market data. For decisions made in 2011, the Compensation Consultants provided competitive market data from two main sources.

Compensation data was collected from the proxies filed by the Company’s peer group of specialty chemical companies and from other Mid-Cap companies. The peer group was selected based on factors including company size (e.g., revenues and employees), products, end-use markets and degree of global operations. The peer group composition was updated in 2010 to reflect the Company’s growth in sales since the prior peer group was established in 2005. The sales for the peer group companies generally ranged from one-half to two times the Company’s sales and these companies overlapped significantly with the Company’s businesses and end-use markets. The Company’s peer group of companies for 2011 included the following:

A. Schulman, Inc.	PolyOne Corporation.
Albemarle Corporation	RPM International Inc.
Arch Chemicals	Rockwood Holdings, Inc.
Cabot Corporation	Sensient Technologies Corporation
Cytec Industries Inc.	Sigma-Aldrich Corporation
FMC Corporation	Stepan Company
H.B. Fuller Company	Valhi, Inc.
The Lubrizol Corporation	Valspar Corporation
Nalco Company

Compensation data was also obtained from nationally recognized compensation surveys that included hundreds of companies comparable in revenues to the Company but that operate in a broader range of industries. These additional data helped confirm the validity of the findings from the analysis of peer group proxy statements and they supplied a perspective on compensation practices across the broader market within which the Company competes for senior executives.

Data from both peer group proxy statements and surveys of broader industry practices were used to identify “competitive” base salaries, annual bonuses, total cash compensation (salary plus bonus), long-term incentives and total direct compensation (cash compensation plus long-term incentives) for the CEO and other executive officers. These competitive pay levels served as a basis for the Committee’s annual review of the Company’s pay programs. The Committee and the CEO used this information to establish base salaries, annual incentives and long-term incentive awards. The Compensation Committee approves all pay decisions related to the Senior Management Committee.

Role of Management.    Management of the Company supports the Committee in its assessment of executive compensation, implements decisions made by the Committee and ensures that the Company’s compensation plans are administered in accordance with the provisions of the plans. The CEO and Vice President, Human Resources participate in an advisory capacity in the Committee’s meetings, including the annual compensation review in February each year, provide the Committee with data and analyses and make recommendations with respect to awards under the long-term incentive program. The Committee makes its decisions with respect to the compensation of the CEO in executive session.

Current Compensation Program

The Company’s current compensation program includes a base salary, an annual incentive, long-term incentives, retirement benefits and a deferred compensation plan. In addition, the Company provides its executives with protection in the event of fundamental changes in the Company’s ownership and control through change in control agreements. A separation policy, put in place in 2010, provides executives with specified payments in the event of a termination by the Company without “cause” or by the executive for “good reason”. The total compensation and the individual elements of compensation are periodically reviewed by the Committee based upon data provided by the Compensation Consultant on market practices of peers, as well as other companies comparable in size to Ferro. The competitive market provides a larger range of companies and more information regarding the compensation of officers than the data from Ferro’s peer companies because certain officers’ information is not available in the public disclosure by peer companies. Each element of the Company’s compensation program is discussed below.

Base Salary.    An executive’s base salary is cash compensation that is generally not at risk and is paid to the executive regardless of the performance of the Company in a particular year. The amount of base salary is reviewed on an annual basis and adjusted, if warranted, to reflect scope of responsibilities, individual performance and external market conditions. The Company targets base salary at the 50th percentile of the competitive market but considers other factors, including individual performance and experience, internal pay equity and scope and influence of the position, in setting an individual’s base salary and overall compensation level. This helps ensure the Company’s ability to compete in the market for executive talent while maintaining fixed compensation costs at levels that are comparable to other companies of similar size.

Annual Incentives.    The Company’s Annual Incentive Plan (the “AIP”) provides an executive with an opportunity to earn additional cash compensation based upon the achievement of pre-determined Company financial and personal performance goals for the year. The AIP is designed to deliver incentive payouts at the 50th percentile of the competitive market for achievement of target performance levels. Target incentive opportunities, performance metrics and performance goals are established by the Committee after reviewing and discussing management’s recommendations and are communicated to participants near the beginning of each year. The financial AIP goals are linked to the financial goals in the annual operating plan approved by the Board of Directors and, for 2011, determined 80% of an executive’s bonus. Personal performance goals, weighted at 20% in 2011, are established at the beginning of the year and are closely linked to the Company’s business and strategic objectives. At the Committee’s discretion, AIP payments earned by the CEO and each Senior Management Committee member related to established financial goals may be adjusted upward or downward by as much as 20% to reflect individual performance in a given year. In addition, the Committee may adjust AIP performance results to account for certain special charges in exceptional or extraordinary circumstances where the effects of the item are auditable.

Long-Term Incentives.    In April 2010, the Company’s shareholders approved the 2010 Long-Term Incentive Plan (the “2010 LTIP”). The 2010 LTIP replaced the earlier 2006 Long-Term Incentive Compensation Plan (the “2006 LTIP”). (The 2006 LTIP and the 2010 LTIP constitute the Company’s Long-Term Incentive Plan and are collectively referred to as the “LTIP” in this Executive Compensation Discussion & Analysis.) Grants in February of 2011 were made under the 2010 LTIP. The Company also has outstanding option awards under the 2003 Long-Term Incentive Plan (the “2003 LTIP”) and the Employee Stock Option Plan.

The LTIP is a critical component of the compensation program. It is designed to promote Ferro’s long-term financial interests and growth by attracting, retaining and motivating high-quality key employees and Directors and aligning their interests with those of the Company’s shareholders. The LTIP is administered by the Committee. Management proposes to the Committee the employees who will participate in the program and the number of shares to be granted to each participant. The Committee reviews, discusses and approves the types and number of awards to be made to each participant and approves the terms, conditions and limitations applicable to each award. The Committee delegates authority to the CEO, within pre-established limitations, to make awards to newly-hired employees or current employees who are not executive officers during the course of the year. Long-term incentive grant values are targeted at the 50th percentile of the competitive market, but may be adjusted after consideration of factors that include share availability, burn rate, and unusual changes in stock price.

The LTIP allows the Company to award several types of long-term incentives, i.e., stock options, stock appreciation rights, restricted shares or units, performance shares, other common stock-based awards (such as phantom common stock units and deferred common stock units) and dividend equivalent rights. In 2011, the Committee authorized two types of LTIP awards — stock options and restricted shares. Stock options, comprising approximately 73% of the targeted grant award value for the CEO and approximately 68% of the targeted award value for other executive officers, provide strong alignment with shareholder returns. Restricted stock grants are directed towards retention of the executive team. The basic terms of those awards are described below:

o	Stock Options. Stock options are issued with an exercise price at no less than the closing market price of Ferro Common Stock on the date the options are granted. Stock options granted in 2011 have a maximum term of ten years and vest evenly over the first three anniversaries of the grant date. After receiving the recommendation of management, the Committee determines which employees receive stock options and the number of option shares granted to employees in accordance with the terms of the LTIP.

o

Restricted Shares.    Restricted shares are shares of Common Stock that are forfeitable if certain conditions are not satisfied. Under the terms of the LTIP, restricted shares that vest based solely on the lapse of time may not vest in whole in less than three years from the date of grant and no installment of an award may vest in less than 12 months. The restricted shares granted to executive officers by the Committee in 2011 vest three years from the date of grant. These shares vest only if the executive is employed by the Company at the end of the vesting period or if his or her employment was ended due to death, disability or a change in control during that period. At the end of the vesting period, the executive receives shares of the Company’s Common Stock and the nominal amount of any dividends paid on such shares during the three-year vesting period. The executive is then obliged to hold the shares remaining, after satisfying any tax withholding obligations, for a period of two years after the end of the vesting period. This approach strengthens the retention aspects of the Company’s pay program, consistent with one of its key principles.

The Committee generally makes all LTIP awards at its meeting on a pre-determined date in February. The exercise price of any awards, including stock option strike price, is determined by the closing price of Ferro Common Stock on the NYSE on the date the Committee approves the grants. From time to time during the year, the Committee (or the CEO pursuant to the authority delegated to him by the Committee) may award shares to a new hire or to a current employee. In such cases, the strike price of the grant is based on the closing price of the Ferro Stock on the NYSE on the date the award is granted which, in the case of new hires, is the first date he or she is employed.

Retirement Benefits.    In previous years, the Company offered its employees a defined benefit plan, known as the Ferro Corporation Retirement Plan (the “DB Plan”), and, for executive employees, a supplemental defined benefit program, known as the Ferro Corporation Supplemental Defined Benefit Plan for Executive Employees (the “Supplemental DB Plan”). The DB Plan and the Supplemental DB Plan provided employees annuity payments in retirement according to pre-determined formulas. Effective March 31, 2006, the DB Plan and the Supplemental DB Plan were “frozen” for purposes of future accruals. The plans have been frozen as to new entrants since July 1, 2003. Mr. Thomas, who was hired prior to July 1, 2003, is the only executive officer who has earned a benefit under the DB Plan and under the Supplemental DB Plan.

Consequently, the primary retirement benefits for executive officers in 2011 and going forward are a qualified defined contribution 401(k) plan, the Ferro Corporation Savings and Stock Ownership Plan (the “401(k) Plan”), and its companion non-qualified defined contribution plan, the Ferro Corporation Supplemental Defined Contribution Plan for Executive Employees (the “Supplemental 401(k) Plan”). The Supplemental 401(k) Plan primarily provides participants with Company contributions that would have been made to their 401(k) and basic pension contribution accounts under the 401(k) Plan, were it not for tax law limitations. The Supplemental 401(k) Plan allows participants the option of a deemed investment in either Ferro Common Stock or the stable asset fund under the 401(k) Plan. No premium or guaranteed investment return is provided.

Deferred Compensation Plan.    Senior Management Committee members are eligible to participate in the Ferro Corporation Deferred Compensation Plan for Executive Employees (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, participants may elect to defer a percentage of their annual salary, as well as their annual bonus and/or performance share payout, to be paid at a certain time specified by the participant and consistent with the terms of the plan. The Deferred Compensation Plan allows participants the option of a deemed investment in either Ferro Common Stock or the stable asset fund under the 401(k) Plan. No premium or guaranteed investment return is provided. There are no executive officers participating in the Deferred Compensation Plan at this time and, due to the low levels of participation, the deferral election process was suspended for 2010, 2011 and 2012.

Change in Control Agreements.    For many years, the Board has recognized that, as is the case with many publicly-held corporations, there is always a possibility of a fundamental change in the Company’s ownership and control through a “change in control.” Any such threatened or actual change in control would create uncertainties and raise questions that could result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. In light of these facts, the Board determined that appropriate steps needed to be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change in control. Consequently, the Company has entered into change in control agreements with each of the executive officers. These agreements were revised effective January 1, 2009, for the primary purpose of compliance with Internal Revenue Code Section 409A. Since 2010, change in control agreements offered to new executives, do not include an excise tax gross-up or a modified single trigger provision. For additional information on payments to executive officers as a result of a change in control, see the discussion under Employment Agreements and Termination and Change in Control Payments beginning on page 39 below.

Executive Compensation Process in 2011

The onset of the recession and the associated drop in sales and earnings that occurred beginning in the fourth quarter of 2008 caused the Committee to reconsider its approach for long-term incentive awards for 2009 and 2010. Goal setting was particularly difficult during this period as a result of extraordinary levels of economic uncertainty. In addition, the Committee was concerned about retaining the management team in light of the recent decline in the Company’s stock price during that period, which resulted in an “underwater” position of most prior stock options grants and a reduction in expected payouts for outstanding performance share grants because of the unlikelihood of meeting performance targets. After lengthy discussion of these concerns and considering other factors such as share availability, burn rate and the desire to avoid potential windfall pay gains as the economy improved, the Committee decided to modify the mix of long-term incentive awards granted to executive officers in 2009 to consist of only stock options and restricted shares. The Committee decided not to grant performance shares due to the difficulty of setting multi-year performance goals in an uncertain economic environment. The Committee decided to continue this approach for grants made in 2010 and 2011. Due primarily to limited share availability, grants made in 2010 were below the 50th percentile of the competitive market. The approval of the 2010 LTIP allowed for a return to the Company’s pay philosophy and grants made in 2011 were targeted at the 50th percentile of the competitive market.

Accordingly, at its February 24, 2011, meeting, the Committee made long-term incentive grants to the CEO and Senior Management Committee, split between stock options and restricted shares. Mr. Kirsch was awarded 232,500 stock options and 55,000 restricted shares; Mr. Miklich was awarded 48,400 stock options and 15,000 restricted shares; Messrs. Murry and Thomas were each awarded 38,000 stock options and 11,500 restricted shares; and Mr. Duesenberg was awarded 32,300 stock options and 10,000 restricted shares. The approximate target value of these awards was at the 50th percentile of the competitive market.

Also, at its February 24, 2011, meeting, the Committee reviewed current levels of pay for the Senior Management Committee. The Committee considered the market data provided by Pay Governance as well as the experience and performance of each individual. After discussion, the Committee approved the following changes: Mr. Miklich received a 3.5% increase, bringing his base salary to the market median. Messrs. Murry and Thomas, who were slightly above market median, received a 2.6% increase; Mr. Duesenberg received a 7.5% increase, bringing his salary to the market median. The Committee also decided to increase the AIP target percentages for Mr. Duesenberg from 50% to 55%, consistent with the market median. These changes brought executive officers’ target bonuses and target cash compensation levels in line with the median of competitive market data, consistent with the Company’s pay philosophy.

Mr. Kirsch’s base salary rate was increased by 2.5% from $885,000 to $907,000, maintaining his salary at market median. No adjustment was made to Mr. Kirsch’s AIP target of 100%.

On February 14, 2012, the Committee reviewed the Company’s performance compared to the goals for the AIP. The AIP goals established for all participants worldwide, including the named executive officers, included the following Company level metrics: (i) cash conversion cycle; (ii) adjusted gross margin; (iii) adjusted EBIT; and (iv) personal performance goals. Threshold, target and maximum levels for each metric were established and communicated at the beginning of the year. These metrics were selected to focus management’s efforts on improving the level and quality of operating earnings and working capital management.

Actual results were as follows:

		2011 AIP Goals(1)
Metrics	Weighting	Threshold 25% Payout	Target 100% Payout	Maximum 200% Payout	Actual
Cash Conversion (Days)(2)	25%	56.2	54.2	52.4	60.6
Adjusted Gross Margin(3)	25%	27.1%	28.3%	28.9%	23.6%
Adjusted EBIT ($M)(4)	30%	$164.0	$205.0	$246.0	$120.3
Personal Performance Goals	20%	25%	100%	200%

(1)	Please note, 2011 results represent only past performance of the Company and are not necessarily indicative of future results.

(2)	Cash conversion cycle is inventory days plus receivables days, less payables days.

(3)	Adjusted gross margin percentage is gross profit, excluding special charges, as a percentage of sales excluding precious metals.

(4)	Adjusted EBIT is earnings before interest and taxes, excluding special charges.

Note: For Adjusted Gross Margin Percentage and Adjusted EBIT, better performance is indicated by higher values. For Cash Conversation Days, better performance is indicated by lower values.

As a result of actual performance that fell below the established threshold achievement levels for the three financial goals under the AIP, no incentive payments were earned by the executive officers or other plan participants with respect to the financial goals for 2011. Finacial goals comprised 80% of the AIP for 2011.

The Committee also reviewed and discussed the accomplishments of each executive officer with respect to the 2011 personal performance goals specified in the following chart. Personal performance goals comprised 20% of the AIP for 2011.

Personal Performance Goals	NEOs Responsible for Goal	Results
Deliver approved growth strategy	Kirsch, Miklich, Murry, Thomas

¡       Completed Egyptian tile plant acquisition and build-out

¡       Expanded pigmented inks manufacturing and applications development capability into China, Mexico and Thailand

¡       Delivered 30% of corporate revenue from Asia, up 4% from 2010

¡       Invested 50% of CAPEX budget in support of Asia

¡       Established first Asia regional headquarters in Shanghai and staffed accordingly

Create infrastructure to support future organic and acquisition growth ¡ Meet Ferro Business Systems (FBS) milestones ¡ Build business development group ¡ Standardize acquisition process	Kirsch, Duesenberg, Miklich, Murry, Thomas

¡       Successfully completed FBS design phase on schedule, standardizing six major work processes

¡       Launched build phase on August 1st, preparing for “go-lives” in Europe and Asia in 2012

¡       Strengthened M&A function; developed standardized target evaluation and transaction processes

¡       Identified multiple potential acquisition targets

Enhance Talent Management Processes and Pipeline ¡ SMC succession pipeline ¡ Leadership development & succession planning three levels below SMC ¡ Leadership Excellence program pilot	Kirsch, Miklich, Murry, Thomas

¡       Identified critical capabilities for CEO, senior management and Board positions

¡       Conducted in-depth assessment and development pilot process with six high-potential employees, based on identified critical capabilities

¡       Developed and launched Leadership Excellence Program in Asia

¡       High-potential voluntary turnover rates improved to 3.9% vs. 13.8% in 2010

Institutionalize the Enterprise Risk Management (ERM) process	Kirsch, Duesenberg	¡ Risk management considerations driven into business activity and to accountable executives ¡ ERM program operating according to developed governance processes
Finance/IS function goals ¡ Complete finance function reorganization ¡ Increase precious metal lease lines to $300M by end of Q3 with at least 75% collateral free	Miklich

¡       Strengthened accounting, European credit and internal tax functions and reduced external advisor expenses

¡       Increased collateral free lease lines to $345M from $170M

¡       Reduced monthly closing cycle to 5-7 days from 10-15 days

¡       Refinanced asset securitization program for annual savings of $450K

¡       Designed and began roll-out of new IS standard technologies

Legal function goals ¡ Enhance compliance program through training and communications ¡ Implement second phase of commercial contract review process	Duesenberg

¡       Provided multiple legal and ethical training sessions to employees globally and on targeted basis

¡       Enhanced communications on ethics and compliance matters

¡       Expanded standard contract forms database/Revised standard sales terms and conditions

At their meeting on February 23, 2012, after consideration of the above results and a discussion of each executive officer’s contributions during 2011, the Committee approved the following payouts for the 20% personal performance component of the AIP: Mr. Miklich $26,400, or 50%; Mr. Murry $24,000, or 50%; Mr. Thomas $48,000, or 100%; and Mr. Duesenberg $78,100, or 200%. Likewise, the Committee approved an AIP payout of $136,050, or 75% for the personal performance component for Mr. Kirsch. Total annual cash compensation for 2011 for Mr. Kirsch and the other executive officers, was significantly below targeted levels as a result of the below threshold attainment on the financial goals for the AIP. Long-term incentive compensation grants were at the market median.

Stock Ownership Guidelines

Ferro has had stock ownership guidelines for its Directors and executive officers since 1998 reinforcing one of the key objectives of the Company’s pay program, the alignment of pay with the interests of shareholders. The guidelines are reviewed and updated periodically to ensure they achieve their intended purpose. The current guidelines require the CEO and other Senior Management Committee members to achieve target ownership levels of 150,000 shares and 30,000 shares. Newly hired executives have five years to achieve their target ownership levels. Currently, Messrs. Duesenberg, Kirsch, Miklich, Murry and Thomas exceed their full ownership guideline.

For non-employee Directors, the stock ownership guideline is 10,000 shares. New non-employee Directors have five years from the date of election to achieve the target ownership level. Currently, all non-employee Directors have achieved the target ownership level.

Shares of Common Stock deemed to be owned by each executive officer and Director include shares owned outright with no restrictions, restricted share grants, shares owned in the 401(k) Plan, shares deemed to be invested in Ferro Common Stock through the Deferred Compensation Plan and Supplemental 401(k) Plan, 20% of vested options that are “in-the-money” by more than 30%, and shares represented by deferred stock units granted to non-employee Directors.

Section 162(m) Limitation

Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1.0 million per year paid to a company’s chief executive officer and any of its three highest paid executive officers is not deductible by a company unless the compensation qualifies for an exception. Section 162(m) provides an exception for performance-based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goals, are satisfied. The LTIP contains the provisions necessary to qualify certain awards under the LTIP under the Section 162(m) exception and preserve the tax deductibility to the Company of compensation paid to executives under these plans in the future. Restricted shares, however, do not qualify as performance-based compensation. The AIP is not currently structured in a manner that would qualify as performance-based compensation under Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Ferro’s management the Compensation Discussion & Analysis set forth above. Based on the review and discussions noted above, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in Ferro’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Richard J. Hipple, Chair

Richard C. Brown

Gregory E. Hyland

William B. Lawrence

Ronald P. Vargo

Compensation Policies and Practices as Related to Risk Management

The Compensation Committee and management do not believe that Ferro maintains compensation policies or practices that are reasonably likely to have a material adverse effect on Ferro. During 2011, as part of a larger enterprise risk management review, Ferro reviewed its compensation policies and practices with respect to executive and non-executive employees to ensure that Ferro’s compensation program continues to align the interests of employees with those of Ferro’s shareholders and does not create any unnecessary or excessive risk. In addition, the Compensation Committee annually analyzes Ferro’s compensation program when establishing executive compensation to ensure that they do not encourage unnecessary or excessive risk-taking and determined that the compensation policies or practices are not reasonably likely to have a material adverse effect on Ferro.

Compensation Committee Interlocks and Insider Participation

During 2011, no officer or employee of Ferro served as a member of the Compensation Committee. Also, during 2011, there were no interlocking relationships (as described in Item 407(e)(4) of SEC Regulation S-K) between members of the Compensation Committee and Ferro.

Plans Described in This Proxy Statement

Plan Name	Where Described	Abbreviation

Annual Incentive Plan	Page 22	“AIP”

2010 Long-Term Incentive Plan	Page 23	“2010 LTIP”

2006 Long-Term Incentive Plan	Page 23	“2006 LTIP”

2003 Long-Term Incentive Compensation Plan	Page 23	“2003 LTIP”

The 2010 LTIP, the 2006 LTIP and the 2003 LTIP, collectively	Page 23	“LTIP”

Ferro Corporation Employee Stock Option Plan	Page 23	N/A

Ferro Corporation Retirement Plan	Page 24	“DB Plan”

Ferro Corporation Supplemental Defined Benefit Plan for Executive Employees	Page 24	“Supplemental DB Plan”

Ferro Corporation Savings and Stock Ownership Plan	Page 24	“401(k) Plan”

Ferro Corporation Supplemental Defined Contribution Plan for Executive Employees	Page 24	“Supplemental 401(k) Plan”

Ferro Corporation Deferred Compensation Plan for Executive Employees	Page 24	“Deferred Compensation Plan”

2011 EXECUTIVE COMPENSATION

The following table shows the elements of compensation paid or earned during 2011, 2010 and 2009 to the Chief Executive Officer and the Chief Financial Officer and to the Company’s other three highest-paid executive officers as of December 31, 2011:

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(6)	All Other Compensation(7)	Total
		$	$	$	$	$	$	$	$
James F. Kirsch	2011	907,000	0	833,800	2,450,550	136,050	0	294,276	4,621,676
Chairman, President and	2010	885,000	0	441,375	1,530,900	1,770,000	0	115,268	4,742,543
Chief Executive Officer	2009	711,031	362,500	73,295	112,700	0	0	73,043	1,332,569
Thomas R. Miklich(8)	2011	440,000	0	227,400	510,136	26,400	0	53,166	1,257,102
Vice President and	2010	206,234	0	91,500	301,800	255,000	0	7,103	861,637
Chief Financial Officer
Michael J. Murry	2011	400,000	0	174,340	400,520	24,000	0	95,420	1,094,280
Vice President,	2010	390,000	0	103,125	340,200	468,000	0	33,975	1,335,300
Electronic, Color and Glass Materials	2009	357,967	100,375	17,125	19,600	0	0	28,515	523,582
Peter T. Thomas	2011	400,000	0	174,340	400,520	48,000	61,057	113,858	1,197,775
Vice President,	2010	390,000	0	103,125	340,200	468,000	43,394	53,293	1,398,012
Polymer and Ceramic Engineered Materials	2009	318,738	89,375	17,125	19,600	0	43,784	32,678	521,300
Mark H. Duesenberg	2011	355,000	0	151,600	340,442	78,100	0	60,442	985,584
Vice President,	2010	330,000	0	66,000	198,450	330,000	0	28,619	953,069
General Counsel and Secretary	2009	294,220	75,000	10,960	17,150	0	0	22,281	419,611

(1)	Salary. The amounts in this column consist of salary actually paid. For a description of the base salary rate in this column relating to 2011, see the Executive Compensation Discussion & Analysis on page 22 above. During 2009, many salaried employees, including the executive officers listed in this table who were employed then, were required to take a one-week, unpaid leave furlough, which is reflected in the figures in this column for 2009.

(2)	Bonus. The amounts in this column generally consist of discretionary or guaranteed payments as bonuses. The amounts for 2009 in this column include amounts paid under the AIP relating to that year because they were considered discretionary under SEC rules. The amounts for 2010 and 2011 under the AIP are listed in the “Non-Equity Incentive Plan Compensation” column of this table because, under SEC rules, they were primarily non-discretionary and based on pre-determined financial measurements. For a discussion of the AIP, see the Executive Compensation Discussion & Analysis on page 22 above.

(3)

Stock Awards.    The figures reported in this column are based on restricted share awards made under the LTIP. Performance shares were not awarded in 2009, 2010 and 2011. The figures in this column include the aggregate grant date fair value of restricted shares awarded to the executive officers listed in this table in 2009, 2010 and 2011, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) FASB Accounting Standards CodificationTM (“ASC”) Topic 718, Compensation — Stock Compensation. The valuation methodology used to calculate the figures in this column is described in footnote 12 (Stock-Based Compensation) in the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. For a description of the Company’s restricted share awards, see the Executive Compensation Discussion & Analysis on page 23 above.

(4)	Option Awards. The figures reported in this column are based on stock option awards made under the LTIP equal to the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The valuation methodology used to calculate the figures in this column is described in footnote 12 (Stock-Based Compensation) of the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. For a description of the Company’s stock option awards, see the Executive Compensation Discussion & Analysis on page 23 above.

(5)	Non-Equity Incentive Plan Compensation. The amounts in this column consist of any AIP payments based primarily on predetermined financial measurements relating to the year indicated. The figure in this column for 2010 for Mr. Miklich is a prorated AIP amount based on his mid-2010 hire date. The amounts under the AIP relating to 2011 were paid in March 2012. See also the Grants of Plan-Based Awards on page 33 for the estimated future payouts under this plan for threshold, target and maximum attainments. Due to the discretionary determination of bonuses under the AIP for 2009, consistent with SEC rules, the AIP payout to the executive officers relating to 2009 appears in the Bonus column of this table and not in this column. For a discussion of the AIP, see the Compensation Discussion & Analysis on page 22 above.

(6)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings. Amounts in this column include the change in value under the Company’s defined benefit pension plans: the DB Plan and the Supplemental DB Plan. As of July 1, 2003, the DB Plan and the Supplemental DB Plan were frozen as to participation for new hires and, as of March 31, 2006, the plans were generally frozen as to future benefit accruals. Mr. Thomas is the only executive officer listed in this table who is eligible for a benefit under the DB Plan or the Supplemental DB Plan because he was hired before July 1, 2003. However, he did not accrue any additional benefits after 2006 because the plans were frozen as to future benefit accruals. Consequently, the changes in pension value listed in this table for Mr. Thomas, relating to 2009, 2010 and 2011, are due to the changes in present value factors that are required to be updated each year. The measurement periods for 2009, 2010 and 2011 are the 12-month periods ending December 31, 2009, 2010 and 2011, respectively. For additional information regarding these plans, please see the Executive Compensation Discussion & Analysis on page 24 above and Post-Employment Compensation on page 37 below.

(7)	All Other Compensation. The amounts in this column for 2011 include (a) Company matching contributions and the basic pension contribution under the 401(k) Plan, (b) supplemental Company matching contributions and the supplemental basic pension contribution under the Supplemental 401(k) Plan, and (c) amounts taxable to each of the named executives relating to group term life insurance under Internal Revenue Code Section 79.

(a) and	(b)	The 2011 amounts in this column include Company contributions made under the 401(k) Plan and the Supplemental 401(k) Plan, regardless of the vesting status of those contributions. Company contributions under the 401(k) Plan and the Supplemental 401(k) Plan vest 20% for each year of service, with full vesting after five years of service. For a description of the 401(k) Plan and the Supplemental 401(k) Plan, see the Executive Compensation Discussion & Analysis on page 24 above.

	(c)	The Company provides U.S. salaried and certain hourly employees with group term life insurance coverage. The Company provides one times base salary (or, if greater, $50,000) of coverage (up to a maximum of $1 million of coverage) at no charge to the employee, and the employee can elect to pay for more coverage. Internal Revenue Code Section 79 requires that a certain portion of employer-paid life insurance coverage be included in gross income for federal income tax purposes. The 2011 amounts in this column include the taxable amount of the group term life insurance coverage.

(8)	Mr. Miklich began employment with the Company on July 7, 2010.

Grants of Plan-Based Awards

The following table sets forth information regarding 2011 awards under the AIP and under the LTIP, i.e., awards of restricted shares and stock options to each of the executives named in the Summary Compensation Table:

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards	All Other Option Awards	Exercise or Base Price of Option Awards(5)	Grant Date Value of Stock and Option Awards(6)
			Restricted Shares(3)	Stock Options(4)

	Date	$	Shares	Shares	Shares	Shares	$/Share	$

James F. Kirsch
AIP Threshold		226,750
AIP Target		907,000
AIP Maximum		1,814,000
Restricted Shares	2/24/2011		55,000					833,800
Stock Options	2/24/2011			232,500			$15.16	2,450,550

Thomas R. Miklich
AIP Threshold		66,000
AIP Target		264,000
AIP Maximum		528,000
Restricted Shares	2/24/2011		15,000					227,400
Stock Options	2/24/2011			48,400			$15.16	510,136

Michael J. Murry
AIP Threshold		60,000
AIP Target		240,000
AIP Maximum		480,000
Restricted Shares	2/24/2011		11,500					174,340
Stock Options	2/24/2011			38,000			$15.16	400,520

Peter T. Thomas
AIP Threshold		60,000
AIP Target		240,000
AIP Maximum		480,000
Restricted Shares	2/24/2011		11,500					174,340
Stock Options	2/24/2011			38,000			$15.16	400,520

Mark H. Duesenberg
AIP Threshold		48,813
AIP Target		195,250
AIP Maximum		390,500
Restricted Shares	2/24/2011		10,000					151,600
Stock Options	2/24/2011			32,300			$15.16	340,442

(1)	This column contains the possible payouts under the AIP. See Executive Compensation Discussion & Analysis on page 22 above for a discussion of the AIP. For the 2011 AIP, 80% is based on the achievement of financial metrics, while 20% is based on achievement of personal performance goals. The AIP target percentages for 2011 are multiplied by the executive’s base annual salary rate to arrive at the target amount in this table. The AIP target percentages for 2011 are 100% for Mr. Kirsch, 60% for Messrs. Miklich, Murry, Thomas and 55% for Mr. Duesenberg. The AIP threshold reflects 25% of the applicable target percentage and the AIP maximum reflects 200% of the applicable target percentage. The actual payout of the AIP for 2011 appears in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 31 above. See the Executive Compensation Discussion & Analysis on page 22 above for more information on the 2011 AIP.

(2)	The only plan-based awards granted to executive officers in 2011 were restricted shares and stock options. See the Executive Compensation Discussion & Analysis on page 23 above for a discussion of plan-based awards.

(3)	The amounts reported in this column represent restricted shares awarded to each executive officer in 2011 under the LTIP. No exercise price or other consideration is paid by the executive officers with respect to restricted share awards. These restricted shares vest three years after the grant date. In the case of death, disability or change in control, the restricted shares become 100% vested and will be delivered to the executive officer or, in the case of death, the applicable recipient. See the Executive Compensation Discussion & Analysis on page 23 above for a discussion of restricted shares.

(4)	The amounts in this column are the number of underlying stock options awarded to each executive officer in 2011 under the LTIP. The options have a maximum term of ten years and vest evenly at one-third per year on each annual anniversary of the grant date over three years. In the case of death, retirement, disability or change in control, the options become 100% vested and exercisable for the remainder of their applicable term. See the Executive Compensation Discussion & Analysis on page 23 above for a discussion of stock options.

(5)	The amount reported in this column is the per share exercise price of the stock options, which represents the closing price on the NYSE for the Company’s Common Stock on the date of grant.

(6)	The amounts reported in this column were calculated as follows: for restricted shares, the grant date value of $15.16 per share was multiplied by the number of shares awarded, and for stock options, the grant date value of $10.54 per option was multiplied by the number of stock options. The restricted share awards are valued at the closing market price of Ferro’s Common Stock on the date of the grant reduced by the discounted value of expected interest on the dividends associated with these shares. The fair value of each stock option on the grant date is determined using the Black-Scholes option pricing method, as further described on page 77 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. See also footnotes 3 and 4 to the Summary Compensation Table on page 31 above.

Outstanding Equity Awards, Option Exercises and Vesting of Stock Awards

The following table sets forth information with respect to each of the executives named in the Summary Compensation Table regarding vested and unvested options and stock awards held as of December 31, 2011:

Outstanding Equity Awards

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options That Are Exercisable	Number of Securities Underlying Unexercised Options That Are Not Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

	Shares	Shares	Shares	$	Date	Shares	$	Shares	$

James F. Kirsch(2)
Stock Options	125,000	0		21.15	10/18/14
Stock Options	140,000	0		20.69	02/16/16
Stock Options	150,000	0		21.99	02/06/17
Stock Options	109,600	36,500		17.26	02/28/18
Stock Options	11	115,000		1.37	02/25/19
Stock Options	0	202,500		8.25	02/25/20
Stock Options	0	232,500		15.16	02/24/21
Restricted Shares						53,500	261,615
Restricted Shares						53,500	261,615
Restricted Shares						55,000	268,950

Thomas R. Miklich(3)
Stock Options	15,000	45,000		7.32	07/7/20
Stock Options	0	48,400		15.16	2/24/21
Restricted Shares						12,500	61,125
Restricted Shares						15,000	73,350

Michael J. Murry(4)
Stock Options	44,000	0		21.01	07/11/15
Stock Options	22,750	0		20.69	02/16/16
Stock Options	29,500	0		21.99	02/06/17
Stock Options	18,750	6,250		17.26	02/28/18
Stock Options	23	20,000		1.37	02/25/19
Stock Options	0	45,000		8.25	02/25/20
Stock Options	0	38,000		15.16	02/24/21
Restricted Shares						12,500	61,125
Restricted Shares						12,500	61,125
Restricted Shares						11,500	56,235

Peter T. Thomas(5)
Stock Options	3,000	0		25.50	02/11/12
Stock Options	7,000	0		21.26	02/28/13
Stock Options	7,500	0		26.26	02/09/14
Stock Options	8,500	0		19.39	02/07/15
Stock Options	15,500	0		20.69	02/16/16
Stock Options	25,000	0		21.99	02/06/17
Stock Options	18,750	6,250		17.26	02/28/18
Stock Options	33	20,000		1.37	02/25/19
Stock Options	0	45,000		8.25	02/25/20
Stock Options	0	38,000		15.16	02/24/21
Restricted Shares						12,500	61,125
Restricted Shares						12,500	61,125
Restricted Shares						11,500	56,235

Mark H. Duesenberg(6)
Stock Options	18,750	6,250		21.28	09/17/18
Stock Options	17,500	17,500		1.37	02/25/19
Stock Options	8,750	26,250		8.25	02/25/20
Stock Options	0	32,300		15.16	02/24/21
Restricted Shares						8,000	39,120
Restricted Shares						8,000	39,120
Restricted Shares						10,000	48,900

(1)	Shares listed in this column are restricted share awards made under the 2006 LTIP and the 2010 LTIP (each of which vest three years after the grant date). The value of the actual payout will be the number of shares times the closing share price on the NYSE of Ferro Common Stock on the date prior to the payout date; however, the value set forth in the table is based on the closing share price on the NYSE of Ferro Common Stock as of December 31, 2011.

(2)	Mr. Kirsch’s unvested option awards reported in the table vest as follows: for grant date 2/28/08: 36,500 vest on 2/28/12; for grant date 2/25/09: 57,500 vest on 2/25/2012; and 57,500 vest on 2/25/2013; for grant date 2/25/10: 67,500 vest on 2/25/12; 67,500 vest on 2/25/13; and 67,500 vest on 2/25/14; and for grant date 2/24/11: 77,500 vest on 2/24/12; 77,500 vest on 2/24/13; and 77,500 vest on 2/24/14.

(3)	Mr. Miklich’s unvested option awards reported in the table vest as follows: for grant date 7/7/10: 15,000 vest on 7/7/12; 15,000 vest on 7/7/13; and 15,000 vest on 7/7/14; and for grant date 2/24/11: 16,134 vest on 2/24/12; 16,133 vest on 2/24/13; and 16,133 vest on 2/24/14.

(4)	Mr. Murry’s unvested option awards reported in the table vest as follows: for grant date 2/28/08: 6,250 vest on 2/28/12; for grant date 2/25/09: 10,000 vest on 2/25/2012; and 10,000 vest on 2/25/2013; for grant date 2/25/10: 15,000 vest on 2/25/12; 15,000 vest on 2/25/13; and 15,000 vest on 2/25/14; and for grant date 2/24/11: 12,667 vest on 2/24/12; 12,666 vest on 2/24/13; and 16,667 vest on 2/24/14.

(5)	Mr. Thomas’ unvested option awards reported in the table vest as follows: for grant date 2/28/08: 6,250 vest on 2/28/12; for grant date 2/25/09: 10,000 vest on 2/25/2012; and 10,000 vest on 2/25/2013; for grant date 2/25/10: 15,000 vest on 2/25/12; 15,000 vest on 2/25/13; and 15,000 vest on 2/25/14; and for grant date 2/24/11: 12,667 vest on 2/24/12; 12,666 vest on 2/24/13; and 16,667 vest on 2/24/14.

(6)	Mr. Duesenberg’s unvested option awards reported in the table vest as follows: for grant date 9/17/2008: 6,250 vest on 9/17/12; for grant date 2/25/2009: 8,750 vest on 2/25/12; and 8,750 vest on 2/25/13; for grant date 2/25/10: 8,750 vest on 2/25/12; 8,750 vest on 2/25/13; and 8,750 vest on 2/25/14; and for grant date 2/24/11: 10,767 vest on 2/24/12; 10,766 vest on 2/24/13; and 10,767 vest on 2/24/14.

The following table sets forth for each of the executives named in the Summary Compensation Table the exercises of stock options and an estimate of the vesting of stock awards under the Company’s LTIP during the fiscal year ended December 31, 2011:

Option Exercises and Stock Vested

	Option Awards		Stock Awards(1)
Name	Common Stock Acquired on Exercise	Value Realized on Exercise	Common Stock Acquired on Vesting	Value Realized on Vesting
	Shares	$	Shares	$
James F. Kirsch	124,992	1,232,079	48,000	754,080
Thomas R. Miklich	0	0	0	0
Michael J. Murry	25,000	248,710	7,200	113,112
Peter T. Thomas	25,000	250,995	7,200	113,112
Mark H. Duesenberg	0	0	7,200	58,464

(1)	The number of shares listed in these columns is the total number of restricted shares that became vested during 2011.

Post-Employment Compensation

The following table sets forth the accumulated benefits under the DB Plan and the Supplemental DB Plan (collectively, the “DB Program”) for each of the executives named in the Summary Compensation Table:

Pension Benefits

Name	Plan	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
		Years	$	$
James F. Kirsch	-	-	-	-
Thomas R. Miklich	-	-	-	-
Michael J. Murry	-	-	-	-
Peter T. Thomas(1)	DB Plan	7.0833	220,655
	Supplemental DB Plan	7.0833	179,178
Mark H. Duesenberg	-	-	-	-

(1)	These amounts reflect Mr. Thomas’ accumulated present values of his benefit under the DB Plan and his benefit under the Supplemental DB Plan, each as of the applicable measurement date of December 31, 2011, used for financial reporting purposes for the 2011 fiscal year. Mr. Thomas is fully vested in his DB Program benefit because he has more than the required five years of service for vesting purposes. His credited service is limited to 7.0833 years due to the freeze of the DB Program on March 31, 2006 (including a freeze on credited service used to calculate the amount of his benefits under the DB Program). The “Present Value of Accumulated Benefit” was calculated based on certain assumptions made by the Company’s actuaries, including those regarding discount rate and mortality, which are consistent with DB Program disclosures. As a result of the differences in assumptions and methodology between the SEC’s rules for disclosure and the terms of the Supplemental DB Plan (which involve different calculation dates, interest rates and mortality assumptions), the present value of Mr. Thomas’ accumulated benefits in this table is not the same as the present value of his Supplemental DB Plan benefits that actually would have been paid to him under the terms of the Supplemental DB Plan using the measurement date of December 31, 2011. In addition, Mr. Thomas’ DB Plan benefit will not be payable to him in the form of a lump sum.

Under the DB Program, an eligible participant who retires at age 65 with at least 30 years of service will receive a monthly benefit equal to 50% of the monthly average of the participant’s highest five consecutive calendar years of compensation (which includes base salary and certain incentive payouts), reduced for 50% of the monthly primary social security benefits. Benefits are subject to reduction for service of less than 30 years and for commencement prior to age 65 (age 60 for certain eligible elected officers). Service in excess of 30 years is not taken into account for accrual of retirement benefits. DB Plan benefits are payable in a life annuity form with 120 monthly payments guaranteed (“Life Annuity”). Depending on the outcome of a participant’s benefit calculations, and consistent with the plan document and Internal Revenue Code Section 409A, Supplemental DB Plan benefits may be payable in a Life Annuity and/or those benefits may be commuted and paid in one or two lump sum payments. Furthermore, the benefits payable under the Supplemental DB Plan to an eligible participant are conditioned upon the execution of, and compliance with, a non-competition, non-solicitation, non-disparagement and confidentiality agreement.

The Company’s United States defined benefit pension program for salaried and certain hourly employees was significantly changed in 2003 and 2006. Effective July 1, 2003, new hires were not eligible for participation in the DB Program. In addition, effective March 31, 2006, benefits accrued for active employees who were participating in the DB Program were frozen. (This freeze did not affect the benefits of then-current retirees, former employees or employees hired on or after July 1, 2003.) Beginning April 1, 2006, the affected employees joined salaried and certain hourly employees in the United States who were hired on or after July 1, 2003, in receiving an additional basic pension contribution each year from the Company under the 401(k) Plan, and as executives, they are also eligible to receive the supplemental basic pension contribution under the Supplemental 401(k) Plan.

Messrs. Kirsch, Miklich, Murry and Duesenberg, who were hired after June 30, 2003, were never eligible for participation in the DB Program. Of the executives listed in the Summary Compensation Table, only Mr. Thomas participated in these plans during 2011 because he was hired before July 1, 2003. See the Change in Pension Value and Non-qualified Deferred Compensation Earnings column of the Summary Compensation Table on page 31 above for information regarding the change in value of Mr. Thomas’ benefits under the DB Program for 2011.

Non-Qualified Deferred Compensation

The following table sets forth information regarding non-qualified deferred compensation plans for 2011 with respect to each of the executives named in the Summary Compensation Table:

Non-Qualified Deferred Compensation

Name	Executive’s Contributions	Company’s Contributions(1)	Aggregate Earnings(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2011(3)
	$	$	$	$	$
James F. Kirsch	0	269,458	-270,561	0	405,154
Thomas R. Miklich	0	42,438	0	0	42,438
Michael J. Murry	0	70,468	-77,195	0	109,184
Peter T. Thomas	0	82,928	-86,637	0	126,379
Mark H. Duesenberg	0	41,538	-10,463	0	46,785

(1)	Amounts in this column are included as part of each executive’s 2011 compensation in the “All Other Compensation” column of the Summary Compensation Table on page 31 above.

(2)	Aggregate Earnings in 2011 consist of deemed gains and/or losses. Mr. Miklich came into the Supplemental 401(k) Plan in 2012. Since, pursuant to the terms of the Supplemental 401(k) Plan, Company contributions were made as of December 31, 2011, Mr. Miklich had no Aggregate Earnings in 2011.

(3)	Amounts in this column relating to the Supplemental 401(k) Plan account include any vested and non-vested portions. Company contributions under the Supplemental 401(k) Plan vest 20% for each year of vesting service, with full vesting after five years of vesting service. As of December 31, 2011, Messrs. Kirsch, Murry and Thomas were 100% vested in their Supplemental 401(k) Plan accounts, while Mr. Miklich was 20% vested and Mr. Duesenberg was 60% vested.

The non-qualified deferred compensation plans in this table consist of the Deferred Compensation Plan and the Supplemental 401(k) Plan. There are no Company Contributions under the Deferred Compensation Plan, and, among the executive officers listed in this table, none had an account balance as of December 31, 2011.

Under the Supplemental 401(k) Plan, participants may receive a supplemental matching contribution and/or a supplemental basic pension contribution. These are primarily contributions that would have been made to the account of a participant in the 401(k) Plan but for the application of Federal tax law limitations. In addition, any AIP payments are included in the calculation of supplemental basic pension contributions. There are no employee contributions under the Supplemental 401(k) Plan. Under the Supplemental 401(k) Plan, each executive officer listed in this table had an account balance as of December 31, 2011.

The Supplemental 401(k) Plan permits participants the option of a deemed investment in either Company Common Stock or the stable asset fund under the 401(k) Plan. During 2011, all of the

Company’s contributions under the Supplemental 401(k) Plan were deemed invested in Company Common Stock for the named executive officers, and earnings include any deemed dividends, gains and losses. No actual shares of Company Common Stock are held by the Supplemental 401(k) Plan.

Employment Agreements and Termination and Change in Control Payments

Employment Inducement Agreements.    In December 2011, Mr. Miklich notified the Company of his intent to complete his service with the Company on July 7, 2012. Mr. Miklich, who will be 65 in April 2012, has determined that he would like to devote more time to his service on boards of directors and to return to his consulting activities. Mr. Miklich will serve as Vice President and Chief Financial Officer while the Company identifies a successor and has agreed to serve in an advisory capacity through July 7, 2012 to facilitate a smooth transition. The Company has commenced a search to identify a successor. The Company and Mr. Miklich have entered into an agreement providing for Mr. Miklich’s continued employment through July 7, 2012. Under the agreement, Mr. Miklich will continue to receive his base salary through July 7, 2012 and will be entitled to the full exercise period for any options that are vested and outstanding as of July 7, 2012. Mr. Miklich will not be entitled to receive any additional equity grants and will forfeit his restricted shares, but he will be entitled to a retention payment of $500,000 payable after completion of his service, pursuant to the terms of the agreement. The agreement also contains a release of claims and certain restrictive covenants, including confidentiality, non-competition, non-solicitation, and non-disparagement obligations. Other than this Retention Agreement entered into with Mr. Miklich and customary offer letters and confidentiality and non-compete agreements, the Company is not a party to any employment agreements with any of the executives named in the Summary Compensation Table.

Executive Separation Policy.    On June 23, 2010, the Compensation Committee approved a formal separation policy for certain senior executives, including the CEO. The policy outlines the expected separation payments to certain senior executives if their employment is terminated without “cause” or if an executive officer terminates his or her employment for “good reason.” Under the policy, eligible senior executives will receive the following benefits:

o	a lump sum payment equal to 24 months of salary and target level bonus in the case of the CEO or 18 months of salary and target level bonus for certain other senior executives;

o	a pro-rated bonus for the portion of the year of termination that the executive officer was employed based on actual performance against bonus plan targets;

o	continuation of health benefits for 24 months for the CEO or 18 months for certain other executive officers; and

o	outplacement services for 24 months in an amount not to exceed $25,000 in the aggregate for the CEO or 12 months in an amount not to exceed $10,000 in the aggregate for certain other executive officers.

Payments are designed to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Separation benefits under the policy are payable only if (i) the executive officer has executed an agreement for non-competition, non-solicitation, confidentiality, non-disparagement (and, if specified by the Company, arbitration) and a release of all claims that the executive may have against the Company, its officers, fiduciaries, directors, agents and employees and (ii) the executive agrees to provide reasonable assistance and cooperation with the Company concerning business or legal related matters about which the executive possesses relevant knowledge or information. The Compensation Committee may modify or terminate this policy from time to time; however, any modification or termination will not affect the rights of any executive whose termination or departure preceded such modification or termination.

Termination Payments.    The Executive Separation Policy governs the separation pay and benefits that the Company will provide to executive officers if their employment with the Company terminates under certain circumstances. The AIP provides an executive with an opportunity to earn additional cash compensation based upon the achievement of pre-determined financial goals for the fiscal year. See the Annual Incentives discussion of the Executive Compensation & Discussion Analysis on page 22 above for a discussion of this plan. If an executive’s employment is terminated without “cause” or if an executive officer terminates his or her employment for “good reason,” then the policy will provide for any AIP-related payments. In other termination situations, payment of any AIP is governed by the AIP itself. Under the AIP, if the executive’s employment terminates as a result of retirement or death prior to the end of the year, the executive will receive a prorated AIP payout based on his or her annual rate of base salary at retirement or death, as applicable, and actual AIP results for that year (provided that the executive worked for a minimum of three months during the plan year) or, in other termination situations, the executive will not receive any AIP payment for the year in which his or her employment terminates.

The executives are eligible to participate in the Supplemental 401(k) Plan. See Non-Qualified Deferred Compensation on page 38 above for a discussion of this plan. If an executive’s employment terminates for any reason, he or she will receive the portion, if any, of his or her account that had vested prior to January 1, 2005 (plus earnings) soon after the end of the month in which the termination occurs, and any remaining vested portion of his or her account will be paid six months following the termination of employment. Each executive’s account vests 20% per year, with full vesting upon the completion of five years of employment. Alternatively, the executive’s account fully vests upon attainment of age 65, disability, death or a change in control. If the executive dies on the date of termination or during the six months following termination, the payment will be made as of the date of death. The form of the payment, whether stock or cash, is dependent upon the executive’s election. If his or her employment with the Company terminated as of December 31, 2011, each executive would have been entitled to receive the following amount under the Supplemental 401(k) Plan: Mr. Kirsch ($405,154), Mr. Miklich ($8,488), Mr. Murry ($109,184), Mr. Thomas ($126,379) and Mr. Duesenberg ($28,071).

Mr. Thomas is the only executive named in the Summary Compensation Table who participates in the DB Plan and the Supplemental DB Plan because these plans are available only to executives who were hired prior to July 1, 2003 (when the DB Plan was frozen as to new hires). If Mr. Thomas’ employment terminates, under the Supplemental DB Plan, he would receive the portion, if any, of his benefit under the plans that had vested prior to January 1, 2005 (or he could begin the payment of that benefit in the form of an annuity) soon after the end of the month in which the termination occurs, and any remaining vested portion of his account will be paid in a lump sum six months following the termination of his employment. If Mr. Thomas’ employment had terminated on December 31, 2011, then his estimated benefit under the Supplemental DB Plan would have been $211,154. In addition, if Mr. Thomas’ employment had terminated on December 31, 2011, he would receive a benefit under the DB Plan in the form of an annuity, with 120 monthly payments guaranteed, beginning as early as January 1, 2012, in the gross amount of $1,155 per month (which includes a reduction for early commencement). Benefit Accruals under both the DB Plan and the Supplemental DB Plan (including those of Mr. Thomas) were frozen on March 31, 2006. See Post-Employment Compensation on page 37 for a discussion of these plans.

The executives are also eligible to participate in the LTIP. (See the discussion of Long-Term Incentives in the Executive Compensation Discussion & Analysis on page 23 above for a description of the LTIP.) The LTIP allows the Company to award different types of long-term incentives; however, the Compensation Committee has only awarded stock options, performance shares and restricted shares. For stock options, if an executive leaves the Company under the Executive Separation Policy or for any reason other than a change in control, death, disability or retirement, he or she has three months to exercise stock options that were vested as of the date of separation and any options that were not vested as of the date of separation from service are forfeited. If there is a change in control (whether or not the executive is terminated) or the executive leaves the Company as a result of death, disability or retirement, all options previously awarded to such executive are fully vested and remain exercisable for the rest of the applicable option exercise period.

For performance shares, if an executive leaves the Company under the Executive Separation Policy or for any reason other than a change in control, death, disability or retirement, then he or she is entitled to the value of the performance shares that have vested for completed performance share periods, which will be provided to the executive in the form of a cash payment equal to 50% of the value of the performance shares and the other 50% will be in the form of Ferro Common Stock. Any performance shares for any performance share period that has not been completed are forfeited. If the executive leaves as a result of death, disability or retirement, the executive will receive prorated vesting of performance shares for performance periods that have not been completed as of the date of separation, which will be provided to the executive after the end of the performance period in the form of a cash payment equal to 50% of the value of the performance shares and the other 50% will be in the form of Ferro Common Stock. No performance shares were awarded in 2009, 2010 or 2011. None of the executives listed in the Summary Compensation Table held any performance shares as of December 31, 2011 and, therefore, no performance shares would have been due to those executives had their employment terminated as of December 31, 2011. For a description of the effect of a change in control on performance share awards, see the Change in Control Payments discussion beginning on page 42 below.

Restricted shares were granted under the LTIP to certain executives in 2009, 2010 and 2011. Those restricted shares vest three years from the date of grant. If the executive leaves during the three-year vesting period other than due to death, disability or a change in control, then the restricted shares are forfeited. If the executive leaves during the three-year vesting period due to death, disability or a change in control, then the restricted shares will vest and the executive (or, in the case of death, the applicable recipient) will receive the restricted shares. See Executive Compensation Discussion & Analysis on page 23 for a discussion of restricted shares.

The table below shows the estimated value of the payments under the LTIP for each of the executives named in the Summary Compensation Table if they had left the Company on December 31, 2011:

Estimated Payments on Termination

Name	Resignation or Termination by the Company (Other Than by Reason of a Change in Control)(1) (2)	Retirement(3)	Death or Disability(4)

	$	$	$

James F. Kirsch
Stock Options	0	0	404,800
Restricted Shares	0	0	792,180
Performance Shares	0	0	0

Thomas R. Miklich(4)
Stock Options	0	0	0
Restricted Shares	0	0	134,475
Performance Shares	0	0	0

Michael J. Murry
Stock Options	0	0	70,400
Restricted Shares	0	0	178,485
Performance Shares	0	0	0

Peter T. Thomas
Stock Options	0	70,400	70,400
Restricted Shares	0	0	178,485
Performance Shares	0	0	0

Mark H. Duesenberg
Stock Options	0	0	61,600
Restricted Shares	0	0	127,140
Performance Shares	0	0	0

(1)	Payments for stock options, performance shares and restricted shares upon termination following a change in control are set forth in the Estimated Change in Control Payments table on page 44 below.

(2)	The stock option amounts in this column are zero because the executives would not have received accelerated vesting of any stock options in the event of the executive’s resignation or termination by the Company (other than by reason of a change in control). The restricted shares are forfeited upon the executive’s resignation or termination by the company (other than by reason of a change in control). There were no performance shares awarded for the 2009-2011, 2010-2012 or 2011-2013 performance periods.

(3)	The stock option amounts in the retirement column show the value of additional stock options that would have vested for each executive if the executive’s employment had terminated due to retirement and is based on the difference between the closing price of the Company’s Common Stock on December 31, 2011, and the exercise price of in-the-money accelerated stock options. Mr. Thomas is the only officer listed in the table who would have been eligible for accelerated vesting of stock options as he is the only officer who would have been eligible for retirement on December 31, 2011. There is no accelerated vesting of restricted shares upon retirement. There were no performance shares awarded for the 2009-2011, 2010-2012 or 2011-2013 performance periods.

(4)	The stock option amounts in the death or disability column show the value of additional stock options that would have vested for each executive if the executive’s employment had terminated due to disability or death and is based on the difference between the closing price of the Company’s Common Stock on December 31, 2011, and the exercise price of in-the-money accelerated stock options. The restricted share amounts in this column consist of the restricted shares that are not fully vested on December 31, 2011 which would have received accelerated full vesting upon death or disability on that date. There were no performance shares awarded for the 2009-2011, 2010-2012 or 2011-2013 performance periods.

Change in Control Payments.    Effective January 1, 2009, the Company entered into amended and restated change in control agreements (the “Change in Control Agreements”) with each of Messrs. Kirsch, Murry, Thomas and Duesenberg. The purpose of these agreements is to reinforce and encourage each officer’s continued attention and dedication to his or her assigned duties without distraction in the face of solicitations by other employers and the potentially disruptive circumstances arising from the possibility of a change in control of the Company.

Effective December 22, 2010, the Company entered into a change in control agreement with Mr. Miklich that is substantially similar to the form of change in control agreement between the Company and other officers of the Company described below. However, the Company made the following changes to Mr. Miklich’s change in control agreement: (a) Mr. Miklich’s change in control agreement uses a revised definition of “Good Reason”, which no longer includes a voluntary resignation during the 90-day period commencing on the first anniversary of the change in control and (b) the benefits in the agreement no longer provide for an excise tax “gross-up;” but instead, provide Mr. Miklich with benefits equal to the greater of (i) the payments under the agreement net of any excise taxes; or (ii) $1 less than the amount of payment that would trigger the application of excise taxes under Sections 280G of the Code.

Under the respective Change in Control Agreements, if a change in control of the Company occurs, then the following will happen:

o	If the executive’s employment is terminated for any reason other than by the Company for cause, by reason of the executive’s death or retirement or by the executive without good reason, the Company would be obligated to:

•

Pay the executive a lump sum severance payment equal to two times (three times with respect to Mr. Kirsch) the executive’s full year’s compensation (base salary plus bonus at the targeted amount) (the “Termination Payment”);

•	Provide the executive with continued participation in Ferro’s employee benefit programs for up to 24 months (36 months with respect to Mr. Kirsch), except in the event of the executive’s death;

•

Pay the executive a lump sum amount in cash equal to the pro rata portion of the executive’s annual bonus for the calendar year in which the date of termination occurs (if that termination date occurs in a calendar year following the calendar year in which the change in control occurs);

•

Pay the executive a lump sum amount in cash equal to the sum of (i) the present value of the excess of the benefits that would have been paid or payable to the executive under any defined-benefit retirement plan the executive participates in if he or she had remained employed by Ferro for an additional 24 months (36 months with respect to Mr. Kirsch) over the benefits that are payable at the time of termination plus (ii) the contributions that Ferro would have been required to make under any defined-contribution retirement plan over the 24 months (36 months with respect to Mr. Kirsch) following termination;

•	Provide the services of an outplacement firm; and

•	Maintain the executive’s indemnification insurance for at least four years.

o	If the executive’s employment is terminated by reason of death, the Company will be obligated to:

•	Pay the executive a lump sum severance payment equal to the Termination Payment; and

•	Pay the executive a lump sum amount in cash equal to the pro rata portion of the executive’s annual bonus for the calendar year in which the date of termination occurred.

In addition, within five days after the change in control occurs, the Company will be obligated to pay the executive an amount in cash (or stock if necessary for tax reasons related to the change in control) for each grant of performance shares previously awarded to the executive for any performance period that had not expired immediately before the change in control (even if the performance period has not been completed as of the date of the change in control and regardless of whether or not the executive’s employment were terminated).

Finally, with the exception of Mr. Miklich, if any of the foregoing payments is subject to an excise tax, the Company will provide a payment to cover such tax and the Company will pay the fees of tax counsel for the executive in connection with determining whether the payments will be subject to an excise tax.

These agreements limit the executives’ right to compete against Ferro after the termination of employment for a period of 24 months after the date of termination in normal circumstances and 36 months following the date of termination if all of the following conditions are met:

o	The Company has not terminated the executive’s employment because of disability;

o	The Company provides written notice to the executive not later than two months after the date of termination that the Company elects to impose the additional 12 month period; and

o	The Company pays the executive an aggregate amount equal to the executive’s base salary for the calendar year of the date of termination.

Each Change in Control Agreement also includes a non-disparagement provision that is perpetual.

The table below describes the estimated value of the payments each of the executives named in the Summary Compensation Table would have received if there had been a change in control and the executive’s employment had been terminated as of December 31, 2011 (other than by the Company for cause, by reason of the executive’s death or retirement or by the executive without good reason):

Estimated Change in Control Payments

	Payout Under the 2011 Long-Term Incentive Compensation Plan plus Vesting Stock Options(1)	Severance(2)	Health & Welfare Benefits(3)	Annual Incentive Plan for 2011 (at target)	Retirement Benefits(4)	Out- placement Assistance	D & O Coverage Premiums(5)	Tax Counsel	Total CIC Value	Excess Parachute Payment and Tax Gross Up	Total
	$	$	$	$	$	$	$	$	$	$	$
James F. Kirsch	1,196,980	5,442,000	127,405	907,000	589,008	50,000	258,352	5,000	8,575,745	3,721,880	12,297,625
Thomas R. Miklich	134,475	1,408,000	74,212	264,000	122,448	50,000	258,352	5,000	2,316,487	0	2,316,487
Michael J. Murry	248,885	1,280,000	55,000	240,000	134,392	50,000	258,352	5,000	2,271,629	907,655	3,179,284
Peter T. Thomas	248,885	1,280,000	61,518	240,000	244,856	50,000	258,352	5,000	2,388,611	997,324	3,385,935
Mark H. Duesenberg	188,740	1,100,500	46,922	195,250	94,773	50,000	258,352	5,000	1,939,537	818,832	2,758,369

(1)	This column includes the aggregate amounts related to stock options and restricted shares. Amounts related to performance shares are not included in this column because there were no performance share awards for any relevant periods. The stock option and restricted stock amounts in this column show the value of additional stock options and restricted stock that would have vested for each executive if the executive’s employment had terminated due to a change in control and is based on the difference between the closing share price on the NYSE of Ferro Common Stock on December 30, 2011 and the exercise price of the in-the-money accelerated stock options.

(2)	The severance payment includes a lump sum payment equal to two times (three times with respect to Mr. Kirsch) each executive’s full year’s compensation (base salary plus bonus at the target amount).

(3)	The health and welfare benefits amounts equal the estimated value of health and welfare benefit coverage under the applicable Change in Control Agreement.

(4)	The amounts in this column include payments pursuant to the applicable Change in Control Agreement relating to the 401(k) Plan and the Supplemental 401(k) Plan. The amount for Mr. Thomas also includes payments pursuant to his Change in Control Agreement relating to the DB Plan and the Supplemental DB Plan.

(5)	The amounts in this column are based on total estimated future premiums allocated among all covered insureds.

Director Compensation

In 2011, Directors (other than Mr. Kirsch, who is an employee of the Company) were paid a quarterly retainer of $16,250 ($65,000 per annum) and in February 2011 were awarded 4,200 deferred stock units. The non-employee Directors do not receive a fee for attending meetings unless the total number of meetings a non-employee Director attends in a given year exceeds 24, in which case the non-employee Director would be paid $1,500 for each meeting in excess of 24. In 2011, no Director attended more than 24 meetings. In 2011, the Chairs of the Audit, Compensation and Nomination & Governance Committee were each paid an additional quarterly fee of $5,000 ($20,000 per annum). Directors’ fees and other compensation for 2011 were:

Directors’ Compensation Table

	Fees			Deferred Stock Units(2)
Name	Paid In Cash	Deferred(1)	Total Fees	Number of Shares of Common Stock	Value(3)	Total Compensation
	$	$	$	Shares	$	$
Sandra Austin	0	65,000	65,000	4,200	$65,982	$130,982
Richard C. Brown	65,000	0	65,000	4,200	$65,982	$130,982
Richard J. Hipple	85,000	0	85,000	4,200	$65,982	$150,982
Jennie S. Hwang	65,000	0	65,000	4,200	$65,982	$130,982
Gregory E. Hyland	65,000	0	65,000	4,200	$65,982	$130,982
James F. Kirsch(4)	0	0	0	0	0	0
William B. Lawrence	85,000	0	85,000	4,200	$65,982	$150,982
Timothy K. Pistell	65,000	0	65,000	4,200	$65,982	$130,982
William J. Sharp	65,000	0	65,000	4,200	$65,982	$130,982
Ronald P. Vargo	85,000	0	85,000	4,200	$65,982	$150,982

(1)	Fees have been deferred pursuant to the deferred compensation program for Directors described below.

(2)	The deferred stock units will be paid out in an equal number of shares of Company stock after a one-year holding period unless the Directors elect to defer the payout. Ms. Austin and Messrs. Hipple, Lawrence and Pistell each elected to defer the payout of Common Stock into the Ferro Director Deferred Compensation Plan. The date of grant each year is generally the pre-determined date of the Compensation Committee meeting in February of that year.

(3)	The amounts in this column reflect full fair value of the award on February 25, 2011, the date of grant, and are computed in accordance with FASB ASC Topic 718.

(4)	Mr. Kirsch is not paid any additional fees for his service as a Director because he is an employee of the Company.

Directors may defer their fees and Common Stock issuable upon settlement of the deferred stock units into the Ferro Director Deferred Compensation Plan. Amounts so deferred are invested in shares of Common Stock, and dividends, if any, on those shares are reinvested in additional shares of Common Stock. Ferro distributes the shares of Common Stock credited to a Director’s deferred account after he or she ceases to be a Director.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

Deloitte & Touche LLP served as independent registered public accounting firm to the Company in 2011 and is expected to be retained to serve in such capacity in 2012. The Board of Directors has directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting.

Shareholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by the Company’s Code of Regulations or otherwise. However, the Board of Directors is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain Deloitte & Touche LLP, notwithstanding that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the shareholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Vote Required for Approval

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote is required for approval. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered shares present and entitled to vote on the proposal and will not have a positive or negative effect on the outcome of this proposal.

Board Recommendation

The Board of Directors recommends that you vote “FOR” the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2012. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board of Directors’ recommendation.

OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION

Appointment of Independent Registered Public Accounting Firm

The Audit Committee has sole responsibility for appointing the Company’s independent registered public accountants, but will consider the outcome of the shareholder vote on ratification of any appointment.

Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 2006 and is expected to continue as Ferro’s auditors for the year 2012. In accordance with its responsibilities under its charter and the New York Stock Exchange listing standards, the Audit Committee will assess periodically the advisability of rotating audit firms for audits in future years. Representatives of Deloitte & Touche LLP will attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees

The Audit Committee has sole responsibility, in consultation with management, for approving the terms and fees for the engagement of the independent registered public accounting firm for audits of Ferro’s financial statements and internal control over financial reporting. In addition, the Audit Committee has sole responsibility for determining whether and under what circumstances Ferro’s independent registered public accounting firm may be engaged to perform audit-related services and must pre-approve any non-audit related services performed by the independent registered public accounting firm. Under no circumstance is the Company’s independent registered public accounting firm permitted to perform services of the nature described in Section 201 of the Sarbanes-Oxley Act.

For the years ended December 31, 2011 and 2010, Deloitte & Touche LLP billed or will bill the Company fees as follows:

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Services
2011	$3,118,000	$929,000	$82,000	$562,000
2010	$3,351,000	$140,000	$124,000	$15,000

Fees noted in “Audit-Related Fees” in 2011 represent fees primarily related to due diligence matters. Fees in 2010 represent fees primarily related to registration statements filed on Forms S-3 and S-8.

Fees noted in “Tax Fees” in 2011 represent tax compliance services, such as U.S. tax support, of $30,000 and tax planning services, such as tax due diligence matters, of $52,000. Fees in 2010 represent tax compliance services, such as global assistance in preparing various types of tax returns, of $24,000 and tax planning services, such as tax restructuring activities, of $100,000.

Fees noted in “All Other Services” in 2011 represent fees primarily related to a security and controls project and fees for access to accounting research databases. Fees in 2010 represent subscription fees for access to accounting research databases.

The Audit Committee has reviewed all non-audit services described above and has concluded that the provision of these non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with Ferro’s management and Deloitte & Touche LLP, Ferro’s independent registered public accounting firm, the audited financial statements of the Company for the fiscal year ended December 31, 2011. The Audit Committee has also discussed with Deloitte & Touche LLP all matters required by generally accepted auditing standards to be discussed. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the communications of Deloitte and Touch LLP concerning independence and has discussed with Deloitte & Touche LLP its independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in Ferro’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Ronald P. Vargo, Chair

Sandra Austin

Dr. Jennie S. Hwang

Timothy K. Pistell

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2011 annual meeting of shareholders, a majority of our shareholders voted in favor of holding a non-binding advisory vote on executive compensation on an annual basis. Consistent with the Board of Directors’ recommendation, which was affirmed by the shareholder vote, we are conducting an annual, non-binding advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the Securities and Exchange Commission’s rules. At our 2011 annual meeting of stockholders, approximately 95% of our stockholders also expressed their support of our executive compensation policies and practices by approving our non-binding advisory vote on the executive compensation of our named executive officers.

As described in detail under the heading “Executive Compensation Discussion & Analysis” and in the compensation tables and narrative disclosures that accompany the compensation tables, the Company’s compensation program for the named executive officers is designed to attract, motivate and retain talented executives who will provide leadership for the Company’s success. Under this program, the named executive officers are rewarded for individual and collective contributions to the Company consistent with a “pay for performance” orientation. Furthermore, the executive officer compensation program is aligned with the nature and dynamics of the Company’s business, which focuses management on achieving the Company’s annual and long-term business strategies and objectives. The Compensation Committee regularly reviews the executive compensation program to ensure that it achieves the desired goals of emphasizing long-term value creation and aligning the interests of management and shareholders through the use of equity-based awards.

The Company is asking the shareholders to indicate their support for the Company’s named executive officer compensation as described in this Proxy Statement. Accordingly, the Company asks the shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders, including the Compensation Discussion & Analysis, the Summary Compensation Table and the other related tables and disclosure.”

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Vote Required

Although the vote is non-binding, the Company will consider the affirmative vote of a majority of the votes cast on the proposal as approval of the compensation of the Company’s named executive officers. Abstentions and broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.

Board Recommendation

The Board of Directors recommends a vote “FOR” the proposal to approve the compensation of the Company’s named executive officers. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board of Directors’ recommendation.

PROPOSAL FOUR: SHAREHOLDER PROPOSAL

Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, the beneficial owner of 1,417 shares of the Company’s Common Stock as of December 5, 2011, has advised the Company that he intends to submit a proposal to a vote of shareholders at the Annual Meeting. The proposal and the shareholder’s statement in support thereof are set forth below. If properly presented, this proposal will be voted on at the Annual Meeting.

The Board disclaims any responsibility for the content of the proposal and statement in support, which are presented in the form received from the shareholder. For the reasons set forth following the proposal, the Board of Directors recommends a vote “AGAINST” this proposal.

Shareholder Proposal and Shareholder’s Supporting Statement

4 — Proxy Access

Whereas, Most long-term shareowners have no reasonable means to make board nominations, this is a standard “proxy access” proposal, as described in http://proxyexchange.org/standard_003.pdf. GMI downgraded Ferro to a “C” rating due to executive pay concerns, which was more dependent on subjective short term measures without performance vesting features. We had no clawback policy and a potential payment of $13 million to our CEO was not in the interest of shareholders. In their last elections, two of our directors failed to receive a majority vote, yet they were still on our board. Our stock price declined 67% in the year ending 11/23/2011.

Resolved, Shareowners ask our board, to the fullest extent permitted by law, to amend our bylaws and governing documents to allow shareowners to make board nominations as follows:

1.	The Company proxy statement, form of proxy, and voting instruction forms, shall include nominees of:

a.	Any party of one or more shareowners that has held continuously, for two years, one percent of the Company’s securities eligible to vote for the election of directors, and/or

b.	Any party of shareowners of whom one hundred or more satisfy SEC Rule 14a- 8(b) eligibility requirements.

2.	Any such party may make one nomination or, if greater, a number of nominations equal to twelve percent of the current number of board members, rounding down.

3.	For any board election, no shareowner may be a member of more than one such nominating party. Board members, named executives under Regulation S-K, and Rule 13d filers seeking a change in control, may not be a member of any such party.

4.	All members of any party satisfying item 1(a), and at least one hundred members of any party satisfying item 1 (b) who meet Rule 14a-8(b) eligibility requirements, must affirm in writing that they are not aware, and have no reason to suspect, that any member of their party has an explicit or implicit, direct or indirect, agreement or understanding either to nominate or regarding the nature of any nomination, with anyone not a member of their party.

5.	All board candidates and members originally nominated under these provisions shall be afforded fair treatment, equivalent to that of the board’s nominees. Nominees may include in the proxy statement a 500 word supporting statement. All board candidates shall be presented together, alphabetically by last name.

6.	Any election resulting in a majority of board seats being filled by individuals nominated by the board and/or by parties nominating under these provisions shall be considered to not be a change in control by the Company, its board and officers.

7.	Each proxy statement or special meeting notice to elect board members shall include instructions for nominating under these provisions, fully explaining all legal requirements for nominators and nominees under federal law, state law and company bylaws.

Encourage our board to implement this proposal: Adopt Proxy Access; Vote — Yes on 4.

Board’s Opposition Statement

After thoughtful consideration, the Board recommends a vote against the proposal because:

o	The proposal has eligibility standards that are inappropriately low and would be impractical and expensive for the Company to implement.

o	The proposal fails to limit the total number of director candidates that shareholders can nominate in any year.

o	The proposal fails to limit the number of directors who could be elected through the proposed process.

o	The proposal would require the Company to take a position in violation of existing contracts and could impair the Company’s ability to obtain financing and enter into other business contracts.

o	The Governance & Nomination Committee is best positioned to review and recommend director nominees who have the skills and qualifications to enhance the effectiveness of the Board and who will represent the interests of all shareholders and not just those with a narrow agenda.

o	The Board recently added four new members, and this year’s Board slate includes a new nominee.

o	The proposal is unnecessary because the Company’s policies and procedures already provide the Company’s shareholders with the opportunity to have meaningful input in the director nomination and election process.

o	The proposal does not require nominating shareholders to disclaim any intent to effect a change in control of the Company.

The proposal has eligibility standards that are inappropriately low and would be impractical and expensive for the Company to implement.    The eligibility requirements to submit a director nomination contained in the proposal are inappropriately low. The thresholds in the proposal at issue here would require a shareholder to own only 1% of the outstanding shares of Company common stock for two years or a group of 100 or more shareholders to own as little as $2,000 each of Company common stock for one year. By contrast, the proxy access rule put forth by the Securities and Exchange Commission (“SEC”) required a minimum ownership of 3% of outstanding shares held for at least three years. The proposal’s low thresholds subject the Company to significant additional expense and diversion of management time and energy. Just one nomination by a group of 100 shareholders would require the Company to verify the amount and duration of common stock ownership of at least 100 shareholders. Each additional nomination by a shareholder group would require at least 100 additional verifications. This means the Company could be required to verify the share ownership of hundreds or even thousands of individuals each year. In many cases, because smaller holdings of Company stock are held on behalf of the owner by a brokerage firm, the Company would have to investigate through the brokerage firms whether the requirements of the shareholder proposal have been met by the nominee proponents. We do not think that such investigations constitute the best use of the Company’s resources. We believe that Company resources are better used for purposes other than addressing Director nominations from shareholder groups with as little as $200,000 invested in the Company, who may have narrow agendas and little concern for the interests of the vast majority of the Company’s shareholders.

The proposal fails to limit the total number of director candidates that shareholders can nominate in any year.    The proposal fails to provide a method for limiting the number of nominees or prioritizing the candidates when there are multiple nominations from shareholders for a single meeting. The absence in the current proposal of a method for limiting the number of nominees could result in the Company having to put forward several nominees in each election, adding complexity to the proxy statement, distracting shareholders, and turning every election into a proxy contest among the candidates. For example, based on an analysis of the Company’s shareholder base, shareholders could nominate between 20 and nearly 50 candidates each election, in addition to the Company’s nominees. Managing an annual election with multiple candidates whose proponents use the Company’s proxy statement to promote their candidates for the Board would require the commitment of substantial management time and energy and the expenditure of significant Company resources with no discernible benefit to shareholders as a whole.

The proposal fails to limit the number of directors who could be elected through the proposed process.    Because of the failure to limit the aggregate number of nominees that may be put forth pursuant to the proposal and elected to the Board, the Board could become a fragmented group of individuals each representing a minority interest, making it difficult for the Board to function effectively. Two-thirds of the current Board members could be replaced in as little as a year (two election cycles). As a result, there could be a substantial change in the membership of the Board from year to year, undermining any clear direction or strategic plan.

The proposal would require the Company to take a position in violation of existing contracts and could impair the Company’s ability to obtain financing and enter into other business contracts.    The proposal would require the Company, its Board and the Company’s officers to deem a substantial change in the membership of the Board not to constitute a “change in control” regardless of the terms of existing financing, commercial and other agreements. It is not appropriate to obligate the Company, its Board or the Company’s officers to disregard the terms of existing contracts. Nor does the Company, the Board, or the Company’s officers have the power to alter the terms of these contracts unilaterally. Consequently, the proposal would require the Company to permit elections that could cause it to breach “change in control” provisions in existing financing, commercial and other agreements. Furthermore, “change in control” provisions are commonly required in financing and commercial contracts and a substantial change in the membership of the Board is commonly understood to constitute a “change in control.” Requiring the Company to take a different position would restrict the Company’s ability to agree to routine “change-in-control” definitions in a wide variety of future ordinary business dealings, such as financing agreements, revolving and term credit agreements, indentures and notes, joint venture agreements, sales agreements, procurement agreements, license agreements, compensation arrangements, and a variety of other agreements commonly entered into in the ordinary course of business. Such a restriction could impair the Company’s ability to enter into such agreements, thereby undermining the Company’s ability to meet its financial and commercial objectives.

The Governance & Nomination Committee is best positioned to review and recommend director nominees who have the skills, qualifications and experience to enhance the effectiveness of the Board and who will represent the interests of all shareholders and not just those with a narrow agenda.    The Governance & Nomination Committee reviews and evaluates the qualifications of Director nominees to ensure that the Board is composed of Directors with diverse talents and experiences who will act constructively and collegially to create shareholder value. The Governance & Nomination Committee draws on the expertise of a professional search firm to review a broad spectrum of highly qualified individuals with skills and backgrounds that will complement those of current members of the Board. Individuals recommended by shareholders likewise are reviewed by the Governance & Nomination Committee for appropriate skills, experiences, and talent. Having nominees evaluated and recommended by the Governance & Nomination Committee enhances the effectiveness of the Board because the Committee is better positioned than any single shareholder or group of shareholders to determine whether a potential nominee’s talents, experience and character would complement those of current members.

In addition, the Governance & Nomination Committee, consistent with its duties to the Company’s shareholders, seeks to nominate candidates who will represent the interests of all shareholders. By contrast, there is no such obligation on shareholder groups, who may have particular agendas or narrow interests that diverge from the interests of the Company’s shareholders as a whole.

The Board recently added four new members, and this year’s Board slate includes a new nominee.    The Board does not have an entrenched membership. The Board currently has ten members, four of whom joined the Board since December 2009, as previous Directors retired or resigned. All four of these Directors are distinguished business leaders. Two currently hold positions as chief executive officers and two are recently retired chief financial officers, adding significant expertise and experience to the Board. In addition, this year’s Board slate includes another new nominee, Peter Kong, who has extensive experience in international business operations, including in Asia. In identifying new directors and director nominees, the Governance & Nomination Committee has proactively sought out well-qualified individuals that bring fresh ideas and perspectives to the Board.

The proposal is not necessary because the Company’s shareholders already have the opportunity to have meaningful input in the nomination and election process.    As discussed on page 15 of this proxy statement, shareholders already have the opportunity to recommend Director candidates for consideration by the Governance & Nomination Committee. The Company’s Code of Regulations also provides the opportunity for shareholders to nominate Directors for consideration at annual shareholder meetings, and to solicit proxies in favor of such nominees. Furthermore, unlike most companies, the Company permits shareholders to cumulate votes in Director elections, which gives shareholders supporting a particular candidate the opportunity for greater impact on election results.

The proposal does not require nominating shareholders to disclaim any intent to effect a change in control of the Company.    Unlike the rule put forward by the SEC, the proposal at issue here does not require that nominating shareholders disclaim any intent to effect a change in control of the Company. Nominating shareholders should have to affirmatively state that they have no intent to effect a change in control, so that their intentions are transparent to all shareholders.

Vote Required for Approval

The affirmative vote of a majority of the shares present in person or by proxy is required for approval of this shareholder proposal. Abstentions and broker non-votes will have the same effect as votes against the proposal.

Board Recommendation

After thoughtful consideration, the Board of Directors recommends a vote “AGAINST” this proposal for the reasons discussed above. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board of Directors’ recommendation.

SHAREHOLDER PROPOSALS FOR

THE 2013 ANNUAL MEETING

Any shareholder who intends to present a proposal at the 2013 Annual Meeting and who wishes to have the proposal included in Ferro’s proxy statement and form of proxy for that meeting must deliver the proposal to the Company at our headquarters at 6060 Parkland Boulevard, Mayfield Heights, Ohio 44124, not later than November 28, 2012, and must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the advance notice provisions in the Company’s Code of Regulations. These provisions require a shareholder to provide certain information required by the Company’s Code of Regulations with respect to each proposal, including (a) a description of the business to be brought before the meeting and the text of the proposal, (b) the shareholder’s reasons for conducting the business at the meeting, (c) biographical and share ownership information of the shareholder (and certain affiliates), and (d) descriptions of any material interests of the shareholder (and certain affiliates) in the proposed business and any arrangements between the shareholder (and certain affiliates) and another person or entity with respect to the proposed business.

Any shareholder who intends to present a proposal at the 2013 Annual Meeting other than for inclusion in Ferro’s proxy statement and form of proxy must comply with the advance notice provisions in the Company’s Code of Regulations described above. In addition, these provisions require that such shareholder deliver the proposal to Ferro at our headquarters at 6060 Parkland Boulevard, Mayfield Heights, Ohio 44124, not earlier than December 28, 2012, and later than January 27, 2013, or such proposal will be untimely. Ferro reserves the right to exercise discretionary voting authority on the proposal if a shareholder submits the proposal earlier than December 28, 2012 or later than January 27, 2013.

SHAREHOLDER VOTING

Under the Ohio General Corporation Law, if a shareholder desires cumulative voting for election of the Directors, then the shareholder must provide written notice to the President, a Vice President or the Secretary of Ferro at least 48 hours before the meeting. Upon announcement of this notice at the meeting, each shareholder will have cumulative voting rights. Cumulative voting means that each shareholder is entitled to that number of votes equal to the number of shares that he or she owns multiplied by the number of Directors to be elected. Each shareholder may cast all of his or her votes for a single nominee or may distribute his or her votes among as many nominees as he or she sees fit. As indicated on page 5 above, if the election of Directors is by cumulative voting, the persons appointed by the accompanying proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment in order to elect four nominees for Directors. Those nominees receiving the largest number of votes for the Director positions to be filled will be elected to those positions.

MISCELLANEOUS

Ferro will bear the cost of preparing and mailing this statement, with the accompanying proxy and other instruments. Ferro will also pay the standard charges and expenses of brokerage houses, or other nominees or fiduciaries, for forwarding such instruments to and obtaining proxies from security holders and beneficiaries for whose account they hold registered title to Ferro shares. In addition to using the mail, Directors, officers and other employees of Ferro, acting on its behalf, may also solicit proxies, and Innisfree M&A Incorporated, 501 Madison Avenue, New York, New York 10022, has been retained at an estimated cost of $15,000 plus customary costs and expenses, to aid in the solicitation of proxies from brokers, institutional holders and individuals who own a large number of shares. This Proxy Statement and the accompanying proxy will be sent to shareholders by mail on or about March 28, 2012.

Only the business set forth above in this notice of meeting will be acted upon at the Annual Meeting of Shareholders.

FERRO CORPORATION

By:	MARK H. DUESENBERG,
Secretary

March 28, 2012

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Meeting of Shareholders of Ferro Corporation to Be Held on April 27, 2012:

This Proxy Statement and annual report to security holders are available at

http://phx.corporate-ir.net/phoenix.zhtml?c=73886&p=proxy.

Note

Under rules of the Securities Exchange Commission, to minimize mailing costs we are permitted to send a single set of annual reports and proxy statements to any household at which two or more shareholders reside if they appear to be members of the same family. A number of brokerage firms have also instituted this practice with respect to the delivery of documents to shareholders residing at the same address. With this practice, however, each shareholder continues to receive a separate proxy card for voting. Any shareholder affected by this practice who desires to receive multiple copies of annual reports and proxy statements in the future should call Investor Relations at 216.875.5400.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m. EST on April 26, 2012.

Vote by Internet
• Log on to the Internet and go to
www.investorvote.com/FOE
• Follow the steps outlined on the secured website.

Vote by telephone

•  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals— The Board of Directors recommends a vote FOR all the nominees listed and FOR proposals 2 and 3. The Board recommends a vote AGAINST proposal 4.									+
1. ELECTION OF DIRECTORS Nominees for terms expiring in 2015:
		For	Withhold		For	Withhold		For	Withhold

	01 - Jennie S. Hwang, Ph.D.	☐	☐	02 - James F. Kirsch	☐	☐	03 - Peter T. Kong	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as the Independent Registered Public Accountant.	☐	☐	☐	3.	Approval, in a non-binding advisory vote, of the compensation for named executive officers as disclosed in this proxy statement.	☐	☐	☐
		For	Against	Abstain
4.	If properly presented, a shareholder proposal.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. A proxy given by a corporation should be signed in the corporate name by the chairman of its board of directors, its president, vice president, secretary, or treasurer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders you can be sure your shares are represented at the meeting by promptly returning your vote.

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Ferro Corporation

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on April 27, 2012

The undersigned shareholder of Ferro Corporation hereby appoints Mark H. Duesenberg, Ann E. Killian and Peter T. Thomas, and each of them, the proxies of the undersigned, with full power of substitution to vote the shares of the undersigned at the 2012 Annual Meeting of Shareholders of the Corporation and any adjournment thereof upon the proposals on the reverse side.

IMPORTANT NOTICE TO PARTICIPANTS IN THE FERRO CORPORATION SAVINGS AND STOCK OWNERSHIP PLAN

As a participant in the Ferro Corporation Savings and Stock Ownership Plan (the “Plan”), you have the right to instruct JPMorgan Chase Bank, as Trustee, to vote the shares allocated to your Plan account, as specified on the reverse side. If no instructions are given or if your voting instructions are not received on or before 10:00 am EST on April 25, 2012, the Trustee will vote the uninstructed shares in the same proportion in which it has received voting instructions.

Please indicate how you wish your shares to be voted. Unless otherwise indicated, the proxies will vote FOR the election as Directors of all nominees and FOR Proposals 2 and 3, and AGAINST Proposal 4.

IMPORTANT — THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE